Filed Pursuant to Rule 424(b)(3)
File No. 333-164430

PROSPECTUS
SPECTRASCIENCE, INC.
40,249,213 Shares of Common Stock

This Prospectus relates to the sale of up to 40,249,213 shares of SpectraScience, Inc. common stock, par value $0.01 per share, the (“Common Stock”), which include:

•	25,000,000 shares of Common Stock underlying a like number of shares of Series B Convertible Preferred Stock;

•	12,500,000 shares of Common Stock underlying Common Stock purchase warrants at an exercise price of $0.30 per share; and

•	2,500,000 shares of Common Stock underlying Common Stock purchase warrants at an exercise price of $0.35 per share;

•	249,213 shares of Common Stock issued as a cumulative dividend on the Series B Convertible Preferred Stock at December 31, 2009.

These securities will be offered for sale by the selling shareholders identified in this prospectus (the “Selling Shareholders”) in accordance with the methods and terms described in the section of this prospectus titles “Plan of Distribution”.

We will not receive any of the proceeds from the sale of the shares. However, we may receive up to $4,625,000 upon the exercise of the warrants. If some or all of the warrants are exercised for cash, the money we receive will be used for general corporate purposes. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the Selling Shareholders.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “SCIE.OB” On January 29, 2010, the last reported sale price for our Common Stock as reported on the OTC BB was $0.40 per share.

Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 5 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 12, 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY

This summary highlights important information about our Company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire Prospectus and the financial statements and related notes included in this Prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “WE,” “US,” “OUR,” and the “COMPANY” and similar terms collectively refer to SpectraScience, Inc. and its wholly owned subsidiary Luma Imaging Corporation.

The Company

SpectraScience, Inc. (“SpectraScience”) is an early revenue stage medical device company focused on developing and marketing devices for the non-invasive detection of cancerous and pre-cancerous tissue.

The Company has developed and received FDA approval to market a proprietary, minimally invasive technology that optically illuminates tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to remove the subject cell tissue from the body. The WavSTAT® Optical Biopsy System (“WavSTAT”) operates by using cool, safe ultraviolet laser light to optically illuminate and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancers and, if warranted, to begin immediate treatment during the same procedure. The WavSTAT is FDA approved for colon cancer detection.

In 2007, the Company acquired all of the issued and outstanding capital stock of Luma Imaging Corporation (“LUMA”) and now operates LUMA as a wholly owned subsidiary of the Company. LUMA had acquired its assets from a predecessor company that had developed, and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the Company’s existing technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. The LUMA Cervical Imaging System received FDA approval in March 2006.

Corporate Information

SpectraScience was incorporated in the state of Minnesota on May 4, 1983 as GV Medical, Inc. (“GV Medical”).  The Company subsequently changed its name to SpectraScience, Inc. and does business solely under that name.  Our principal executive offices are located at 11568 Sorrento Valley Road, Suite 11, San Diego, California 92121. Our telephone number is (858) 847-0200.  Our website can be accessed at www.spectrascience.com. Information on our website is not a part of this Prospectus.

SUMMARY OF THE OFFERING

This Prospectus relates to the sale of up to 40,249,213 shares of our Common Stock, including 25,000,000 shares of Common Stock underlying a like number of Series B Convertible Preferred Shares sold in a private placement, 15,000,000 shares underlying warrants held by Selling Shareholders and Agents and 249,213 shares of Common Stock issued to the Selling Shareholders as a cumulative dividend. All Shares sold under this Prospectus are being sold by the Selling Shareholders; however, should the holders of the warrants exercise the warrants in cash, the Company would receive approximately $4,625,000.

RISK FACTORS

You should carefully consider the risks described below before purchasing our Common Stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the price of our Common Stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our Common Stock only if you can afford to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $5,271,332 and $3,020,588, respectively, during the past two fiscal years of operation, and an operating loss of $2,983,231 in the nine months ended September 30, 2009. As a result, at September 30, 2009 we had an accumulated deficit of $15,540,404. We have incurred net losses from continuing operations of $5,144,902 and $2,974,585 for the fiscal years ending 2008 and 2007 and net losses from continuing operations of $2,983,252 in the nine months ended September 30, 2009. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our failure to generate meaningful revenues and ultimately profits from the WavSTAT and LUMA systems and applications of our technology could force us to raise additional capital which may not be available on acceptable terms. This could ultimately reduce or suspend our operations and ultimately could cause us to go out of business. Our profit67ility will require the successful commercialization of our imaging systems and no assurances can be given when this will occur or if we will ever be profitable.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

At September 30, 2009, we had a working capital balance of $1,502,070. We had an operating cash flow deficit of $3,811,212 and $1,459,811 for the fiscal years ended December 31, 2008 and 2007, respectively, and an operating cash flow deficit of $1,782,379 for the nine-month period ending September 30, 2009. From September 30, 2009 until the date of this Prospectus, the Company sold 16,660,000 shares of Series B Convertible Preferred Stock including common stock purchase warrants to purchase 8,330,000 shares at $0.30 per share and common stock purchase warrants to purchase 1,666,000 shares at $0.35 per share. The Company received gross proceeds of $3,332,000 from the sale and net proceeds of $2,876,360 after payment of $455,640 in fees.

The Company also has in place, but has not yet utilized, a $6.0 million Common Stock Purchase Agreement (“Purchase Agreement”) with Fusion Capital Fund II LLC (“Fusion Capital”). We only have the right to receive $25,000 every two business days under the Purchase Agreement with Fusion Capital unless our stock price equals or exceeds $0.30, in which case we can sell greater amounts to Fusion Capital as the price of our Common Stock increases.  Fusion Capital does not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the market price of our Common Stock is less than $0.15.  We have previously registered 13,300,000 shares for sale by Fusion Capital pursuant to a previously filed prospectus (11,558,974 total registered shares to be issued and sold under the Purchase Agreement, plus 100,000 expense shares, 1,094,017 initial commitment shares and 547,009 allocable commitment shares). The selling price of our Common Stock to Fusion Capital will have to average approximately $0.52 per share for us to receive the maximum proceeds of $6.0 million.  Assuming a purchase price of $0.40 per share (the closing sale price of the Common Stock on January 29, 2010) and the purchase by Fusion Capital of the full 11,558,974 shares remaining under the Purchase Agreement, proceeds to us would only be $4,623,590 unless we choose to register more shares which we may sell to Fusion Capital, which we have the right, but not the obligation, to do.

The extent to which we will rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining additional financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $6.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR SERIES B CONVERTIBLE PREFERRED STOCK AND ITS SUBSEQUENT CONVERSION WILL CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY THE HOLDERS OF OUR SERIES B CONVERTIBLE PREFERRED STOCK COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

In connection with the conclusion of our sale of Series B Convertible Preferred Stock, we sold a total of 25,000,000 shares of Series B Convertible Preferred Stock at $0.20 per share, convertible into a like number of shares of Common Stock. In addition, we issued common stock purchase warrants to purchase an additional 12,500,000 shares of Common Stock at $0.30 per share, common stock purchase warrants to purchase an additional 2,500,000 shares of Common Stock at $0.35 per share and 249,213 shares of Common Stock in payment of a cumulative dividend on the Series B Convertible Preferred Stock. All 40,249,213 shares registered for the holders in this offering are expected to be freely tradable and can be sold once this registration statement is effective. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our Common Stock to decline. The sale of a substantial number of shares of our Common Stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

WE HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR POSSIBLE FUTURE INABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors noted in their report accompanying our financial statements for our fiscal year ended December 31, 2008 that we have incurred losses and had negative cash flows from inception and that a significant amount of additional capital will be necessary to market our product to the point at which we become commercially viable, and stated that those conditions raised substantial doubt about our ability to continue as a going concern. We cannot assure you that our business plans will be successful. This opinion about our ability to continue as a going concern could affect our ability to obtain additional financing at favorable terms, if at all, as such an opinion could cause investors to lose faith in our long term prospects. If we cannot continue as a going concern, our shareholders could lose their entire investment in our common shares.

WE MAY FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE GREATER FINANCIAL, PERSONNEL AND RESEARCH AND DEVELOPMENT RESOURCES.

Competitive forces may impact our projected growth and ability to generate revenues and profits, which would have a negative impact on our business and the value of your investment. Our competitors may be developing products which compete with the WavSTAT and LUMA Systems. Our commercial opportunities would then be reduced or eliminated should our competitors develop and market products for any of the diseases that we target that are more effective or are less expensive than the products or product candidates we are developing.

Even if we are successful in developing effective WavSTAT and LUMA Systems, and we obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies and tools for analysis.

Our competitors include fully integrated medical device companies, universities and public and private research institutions. Many of the organizations competing with us may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

The market for medical devices is intensely competitive. Many of our potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations, and distribution resources than we have. This intense competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to develop, maintain and extend our current technology. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, adversely impact our margins or lead to a reduction in our market share, any of which may harm our business.

OUR WavSTAT AND LUMA SYSTEMS TECHNOLOGY MAY BECOME OBSOLETE.

Our WavSTAT and LUMA Systems products may be rendered unmarketable by new scientific or technological developments where new treatment alternatives are introduced that are more effective or more economical than our WavSTAT and LUMA System products. Any one of our competitors could develop a more effective product which would render our technology obsolete.

WE ARE DEPENDENT FOR OUR SUCCESS ON A KEY EXECUTIVE OFFICER.

Our success depends to a critical extent on the continued services of our Chief Executive Officer, Jim Hitchin. If we lost this key executive officer, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for this key executive officer at all, or on terms that are not unduly expensive or burdensome. We do not have an employment agreement with Mr. Hitchin and his employment is severable by either party at will.

OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES.

We currently have a staff of nine full-time employees, consisting of, among others, our Chief Executive Officer, Chief Financial Officer, Director of International Sales, Operations Manager and Director of Engineering, as well as administrative employees and other personnel employed on a contract basis. Although we believe that these employees, together with the consultants currently engaged by the Company, will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

WE PLAN TO GROW VERY RAPIDLY, WHICH WILL PLACE STRAINS ON OUR MANAGEMENT TEAM AND OTHER COMPANY RESOURCES TO BOTH IMPLEMENT MORE SOPHISTICATED MANAGERIAL, OPERATIONAL AND FINANCIAL SYSTEMS, PROCEDURES AND CONTROLS AND TO TRAIN AND MANAGE THE PERSONNEL NECESSARY TO IMPLEMENT THOSE FUNCTIONS. OUR INABILITY TO MANAGE OUR GROWTH COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain the anticipated increased number of employees.

THE COMPANY MAY HAVE DIFFICULTY IN DEVELOPING AND RETAINING AN EFFECTIVE SALES FORCE OR IN OBTAINING EFFECTIVE DISTRIBUTION PARTNERS AND MAY NOT BE ABLE TO ACHIEVE SUFFICIENT REVENUES TO EFFECT ITS BUSINESS PLAN

The market for skilled sales and marketing personnel is highly competitive and specialized. If we are unable to hire and retain skilled and knowledgeable sales people it may negatively impact our ability to introduce our products or generate revenue sufficient to affect our future business plans. In addition our inability to develop business relationships with key technical distributors may also negatively impact our ability to successfully market our products.

THE COMPANY MAY BE UNSUCCESSFUL IN COMMERCIALIZING THE LUMA ASSETS

With the successful acquisition of the Luma Imaging Corporation’s stock in November 2007, we continue to assess and redeploy its assets, primarily intellectual property, to successfully commercialize the LUMA products. Our limited number of technical and marketing personnel, and our limited budget, may be inadequate for successful market development.

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND SHAREHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY-HELD COMPANY.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently carry directors’ and officers’ liability insurance, but such insurance is expensive and can be difficult to obtain. If we are unable to obtain directors and officers liability insurance at affordable rates or at all in the future, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS ENFORCED BY DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF OUR PRODUCTS COULD BE PREVENTED OR DELAYED.

Our WavSTAT and LUMA Systems are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. The determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, and the Centers for Disease Control and Prevention. Some of our product candidates are in the clinical stages of development and have not received required regulatory approval from the FDA for the esophageal or lung applications we hope to commercially market. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense incurred, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others:

•	The FDA may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;

•	The FDA may require additional testing for safety and effectiveness;

•	The FDA may interpret data from pre-clinical testing and clinical trials in different ways than us;

•	If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution; and

•	The FDA may change their approval policies and/or adopt new regulations

Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

•	Warning letters;

•	Civil penalties;

•	Criminal penalties;

•	Injunctions;

•	Product seizure or detention;

•	Product recalls; and

•	Total or partial suspension of production

DELAYS IN SUCCESSFULLY COMPLETING OUR CLINICAL TRIALS COULD JEOPARDIZE OUR ABILITY TO OBTAIN REGULATORY APPROVAL OR MARKET OUR WavSTAT AND LUMA SYSTEM CANDIDATES.

Our business prospects will depend on our ability to complete clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our WavSTAT and LUMA System product candidates. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	Unsatisfactory results of any clinical trial;

•	The failure of principal third-party investigators to perform clinical trials on our anticipated schedules; and

•	Different interpretations of pre-clinical and clinical data, which could initially lead to inconclusive results

OUR DEVELOPMENT COSTS WILL INCREASE IF WE HAVE DELAYS IN ANY CLINICAL TRIAL OR IF WE NEED TO PERFORM MORE OR LARGER CLINICAL TRIALS THAN PLANNED.

If the delays are significant, or if any of our WavSTAT System or LUMA product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

THE INDEPENDENT CLINICAL INVESTIGATORS THAT WE RELY UPON TO CONDUCT OUR CLINICAL TRIALS MAY NOT BE DILIGENT, CAREFUL OR EFFICIENT, AND MAY MAKE MISTAKES IN THE CONDUCT OF OUR CLINICAL TRIALS.

We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our product development programs. If independent investigators fail to devote sufficient time and resources to our product development programs, or if their performance is substandard, it may delay FDA approval of our products. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE PRODUCTS DUE TO UNFAVORABLE RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

Our success depends on our ability to successfully develop and obtain regulatory approval to market new products. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

Potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including the:

•	Lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials;

•	Failure to receive necessary regulatory approvals;

•	Existence of proprietary rights of third parties; and/or

•	Inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual property. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual property.

In the case of patents, we cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we currently have and intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

The WavSTAT System is protected by eight issued patents in the United States, Europe and Japan, all of which we own, and one additional patent for which we own the exclusive license. Our LUMA system is the subject of 52 patent applications worldwide, 34 of which have issued and 18 patents are pending.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by the Company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

THE PATENTS WE OWN COMPRISE A LARGE PORTION OF OUR ASSETS, WHICH COULD LIMIT OUR FINANCIAL VIABILITY.

One of the eight issued patents for the WavSTAT System has lapsed for failure to pay maintenance fees, and we are in the process of attempting to re-instate the patent. We cannot assure you that we will be successful in reinstating the patent. Our patents comprise approximately 45% of our assets at September 30, 2009. If our existing patents are invalidated or if they fail to provide significant commercial benefits, it will severely hurt our financial condition, as a significant percentage of our assets would lose their value. Further, since our patents are amortized over the course of their term until they expire, our assets comprised of patents will continually be written down until they lose value altogether.

LEGISLATIVE ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

Compliance with publicly-traded company regulations adversely impacts our resources. As a publicly-traded company, we are subject to rules and regulations that increase our legal and financial compliance costs, make some activities more time-consuming and costly, and divert our management's attention away from the operation of our business. We are obligated to file with the U.S. Securities and Exchange Commission, or the SEC, annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, or the Exchange Act, and are also subject to other reporting and corporate governance requirements, including requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act, and the rules and regulations promulgated thereunder, which impose significant compliance and reporting obligations upon us.  We may not be successful in complying with these obligations, and compliance with these obligations could be time consuming and expensive. Failure to comply with the additional reporting and corporate governance requirements could lead to fines imposed on us, deregistration under the Exchange Act and, in the most egregious cases, criminal sanctions could be imposed.

OUR PRODUCTS MAY BE SUBJECT TO RECALL OR PRODUCT LIABILITY CLAIMS.

Our WavSTAT and LUMA System products may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or an inappropriate design, we may be subject to lawsuits seeking significant compensatory and punitive damages. Any product recall or lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition.

RISK FACTORS RELATED TO OUR SECURITIES

WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future, and we cannot assure an investor that funds will ever be available to pay a dividend or that even if the funds are available, that a dividend will be paid.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL OUR COMMON STOCK.

As long as the trading price of our Common Stock is below $5 per share, the open-market trading of our Common Stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our Common Stock, and may result in decreased liquidity for our Common Stock and increased transaction costs for sales and purchases of our Common Stock as compared to other securities.

OUR COMMON STOCK IS THINLY TRADED, SO INVESTORS MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL.

Our Common Stock has historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. As of January 29, 2010, our average trading volume per day for the past three months was approximately 80,203 shares a day with a high of 285,700 shares traded and a low of 2,700 shares traded per day. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

THE MARKET PRICE FOR OUR COMMON STOCK IS PARTICULARLY VOLATILE, GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF REVENUES.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the foreseeable future. In fact, during the ninety-day period ended January 29, 2010, the high and low closing prices of a share of our Common Stock were $0.47 and $0.31, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, our stock is sporadically and/or thinly-traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our Common Stock: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price. In addition, potential dilutive effects of future sales of shares of Common Stock by shareholders and by the Company pursuant to this Prospectus could have an adverse effect on the market price of our shares.

VOLATILITY IN OUR COMMON STOCK PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have sometimes initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

OUR OFFICERS AND DIRECTORS OWN OR CONTROL APPROXIMATELY 16% (INCLUDING ALL OPTIONS EXERCISABLE WITHIN 60 DAYS OF JANUARY 29, 2010) OF OUR OUTSTANDING COMMON STOCK, WHICH MAY LIMIT THE ABILITY OF OTHER SHAREHOLDERS, WHETHER ACTING SINGLY OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF THE COMPANY.

As of January 29, 2010, our officers and directors beneficially own or control approximately 16% (including all options exercisable within sixty days of January 29, 2010) of our outstanding Common Stock. These persons will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions which could discourage or prevent a potential takeover of the Company that might otherwise result in shareholders receiving a premium over the market price of their common stock.

A LARGE NUMBER OF SHARES OF COMMON STOCK ARE ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS. THE EXERCISE OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE INVESTMENT OF OTHER SHAREHOLDERS IN TERMS OF PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON STOCK.

As of January 29, 2010, there are outstanding Common Stock purchase options entitling the holders to purchase 7,350,000 shares of Common Stock at a weighted average exercise price of $0.58 per share (5,050,000 of these shares are exercisable within 60 days of January 29, 2010). The exercise price for all of the aforesaid options may be less than your cost to acquire our Common Stock. In the event of the exercise or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your Common Stock. In addition, the holders of the common share purchase options may sell Common Stock in tandem with their exercise of those options to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options, which could substantially depress the prevailing market price of our stock.

OUR ISSUANCE OF ADDITIONAL COMMON STOCK, OR OPTIONS TO PURCHASE OUR STOCK, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS.

We are entitled under our articles of incorporation to issue up to 225,000,000 shares of capital stock which includes 160,000,000 shares of Common Stock, 25,000,000 shares of Preferred Stock and 40,000,000 undesignated shares. Our undesignated shares may be designated as in a senior position to our Common Stock. After taking into consideration our outstanding Common Stock at January 29, 2010, we will be entitled to issue up to 26,192,831 additional shares of Common Stock (160,000,000 authorized less shares outstanding of 70,142,615, 25,000,000 shares for issuance upon conversion of Preferred Stock, 11,558,974 additional shares reserved for issuance to Fusion Capital, 10,521,392 shares reserved for issuance of stock options, 12,500,000 shares reserved for issuance of Common Stock purchase warrants 3,287,966 shares reserved for placement agent warrants, 547,009 allocable commitment fee shares and 249,213 shares of Common Stock issued for payment of cumulative preferred dividends) and up to 40,000,000 shares of undesignated capital stock. Our board of directors may generally issue stock, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

THE LIMITATION OF MONETARY LIABILITY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE INDEMNIFICATION RIGHTS OF OUR DIRECTORS, OFFICERS, CONSULTANTS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS, CONSULTANTS AND EMPLOYEES.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to the Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, consultants and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, consultants and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors, officers, consultants and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers, consultants and employees even though such actions, if successful, might otherwise benefit the Company and shareholders.

ANTI-TAKEOVER PROVISIONS MAY IMPEDE THE ACQUISITION OF OUR COMPANY.

Certain provisions of the Minnesota Business Corporation Act and other Minnesota laws have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends and market estimates in our industry, (d) our future financing plans, (e) our anticipated needs for working capital and expectations with respect to capital expenditures, (f) management’s assumptions regarding costs related to regulatory compliance, (g) our sales and marketing strategy in certain market segments, (h) our expectations with respect to legislative trends in the industries in which we operate, and (i) enhancements to our San Diego facility.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus and in our quarterly and annual reports filed with the SEC.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

THE UNITS OFFERING TRANSACTION
General

Between May 15, 2009 and December 29, 2009, the Company sold an aggregate of $5,000,000 of units (the “Units”), each consisting of 50 shares of the Company’s $0.01 Par Value Series B Preferred Stock (“Preferred Stock”) inclusive of an 8% cumulative dividend and 25 five-year cashless warrants (the “Warrants”) to purchase Common Stock at $0.30 per share  (the “Offering”) to accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Units were priced at $10.00 per Unit. In connection with the Offering, the Company placed the Preferred Stock through selling agents (collectively the “Agents” and individually, an “Agent”) who were paid a cash commission of 10%, a non-accountable cash fee of 2% and five-year cashless warrants (the “Agent Warrants”) to purchase 10% of the Common Stock that is issuable upon conversion of the Preferred Stock at an exercise price equal to $0.35 per share.

The cumulative 8% dividend accrues per annum and is payable each December 31 in cash or, at the election of the Board of Directors of the Company, in Common Stock of the Company.

Holders of the Preferred Stock may convert into shares of Common Stock at their option at any time, in whole or in part, at an initial conversion price equal to $0.20 per share of Common Stock (the “Conversion Price”). The Conversion Price will be adjusted proportionately for all stock splits, dividends, recapitalizations, reclassifications, payments made to common stock holders and other similar events. Holders of the Preferred Stock are obligated to convert their Preferred Stock into shares of Common Stock at the Conversion Price in the event (“Mandatory Conversion Date”) of either (i) an underwritten public offering of Common Stock of not less than $10 million gross proceeds and, in connection therewith, the Common Stock becoming traded on the NYSE, NYSE AMEX or the NASDAQ National Market System or (ii) written direction of the Holders of at least 67% of the Preferred Shares issued and outstanding at the time, or (iii) at such time as: (x) the shares are freely tradable (either under Rule 144 or an effective registration statement covering the Conversion Shares), and (y) the Common Stock of the Company has:

•	Had an average closing price for each of the 10 business days prior to the Mandatory Conversion Date of not less than 100% of the then applicable Conversion Price; and
•	Had an average daily trading volume for each of the 10 business days prior to the Mandatory Conversion Date of not less than 50,000 shares.

In the event of a liquidation of the Company, holders of any then unconverted shares of the Preferred Stock will be entitled to receive the Liquidation Preference Amount before holders of Common Stock are entitled to receive any portion of the consideration available from the liquidation of the Company. For the purposes hereof, the “Liquidation Preference Amount” is equal to the sum of: (i) the purchase price of any then unconverted Series B Preferred Stock, and (ii) any accrued and unpaid dividends thereon.

Effect of the Sale of the Preferred Stock on Our Shareholders

All of the 25,000,000 shares of Common Stock underlying the Preferred Stock, the 12,500,000 shares of Common Stock underlying the Warrants, the 2,500,000 shares of Common Stock underlying the Agent Warrants and the 249,213 shares of Common Stock issued as a cumulative dividend on the Series B Preferred Stock registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold from time to time after the date of this Prospectus.  The sale of underlying shares of Common Stock by the Holders of the Preferred Stock, Warrants and Agent Warrants of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Preferred Stock, Warrant and Agent Warrant holders. We will receive no proceeds from the sale of shares of Common Stock in this offering. However, we may receive up to $4,625,000 upon the exercise of the Warrants and the Agent Warrants. Any proceeds that we receive from the exercise of warrants will be used for working capital and general corporate purposes.

DESCRIPTION OF BUSINESS

Introduction

SpectraScience, Inc. was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. The “Company”, hereinafter refers to SpectraScience, Inc. and its wholly-owned subsidiary, Luma Imaging Corporation. From 1996 until filing for bankruptcy in 2002, the Company focused on developing the WavSTAT® Optical Biopsy System. The WavSTAT is a proprietary, minimally invasive technology that optically analyzes tissue in real-time to distinguish between normal and pre-cancerous or cancerous tissue, without the need to remove tissue from the body.

Our principal executive offices are located at 11568 Sorrento Valley Rd., Suite 11, San Diego, CA 92121. You can reach us by telephone at (858) 847-0200; by fax at (858) 847-0880; or by email at info@spectrascience.com. Our website address is www.spectrascience.com, however the information contained on our website is not a part of this Prospectus.

Reorganization

The Company adopted “fresh-start reporting” effective August 2, 2004, given the absence of any operating activity or other significant activity for almost two years, in accordance with the guidelines of the A.I.C.P.A.’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”).

Business Development - Acquisitions

On November 6, 2007, the Company acquired the assets of Luma Imaging Corporation (“LUMA”) from its stockholders in consideration for 11.2 million restricted shares of SpectraScience Common Stock.

LUMA had developed and received approval from the U.S. Food and Drug Administration (the “FDA”) for an optical, non-invasive diagnostic imaging system that is proven to more effectively detect cervical cancer precursors than using conventional means alone (i.e., colposcopy). The LUMA Cervical Imaging System utilizes a single-use disposable probe and requires little additional training as it leverages a clinician’s existing skill sets. When used as an adjunct to colposcopy, LUMA detects significantly more high-grade cervical cancer precursors than colposcopy alone.

The transaction was accounted for as a purchase that included intellectual property, inventory and equipment. The intellectual property consisted of a total of 34 issued U.S. Patents and 28 additional patent applications.

Products and Markets

SpectraScience has developed a technology platform to instantly determine if tissue is normal, pre-cancer or cancerous, without the need for exploratory biopsy. The Company received FDA approval to market its proprietary and patented optical biopsy system capable of determining instantaneously whether colon tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body and without waiting days for a pathology report. The Company has also developed an additional application for the detection of pre-cancerous and cancerous tissue in the esophagus, as well as recently expanded its product offerings to cervical cancer and pre-cancer detection through the acquisition of Luma Imaging Corporation.

The WavSTAT operates by using cool, safe ultraviolet laser light to optically illuminate and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancer and, if warranted, to begin immediate treatment during the same procedure. The SpectraScience WavSTAT uses laser-induced auto-fluorescence to obtain spectral information from tissue at the suspected site. The system is classified as a non-significant risk device which transmits low-level UV laser light energy through an optical fiber to the tissue via the working channel of an endoscope. The tissue in contact with the optical fiber absorbs the light and the resulting tissue auto-fluorescence is collected by the same optical fiber and returned to an optical detector within the WavSTAT console for measurement. The system analyzes the spectral data and displays the results graphically for the user as normal tissue (green light), suspected pre-cancer, or cancer (red light). Data are recorded on a printer and saved in flash memory and a hard drive. The WavSTAT has been tested at five leading medical centers, including the Mayo Clinic and Massachusetts General Hospital, with results demonstrating statistically significant improvement in physician accuracy in the ability to detect pre-cancerous and cancerous tissue during endoscopy.

The WavSTAT was specifically designed to serve as a technology platform to facilitate multiple medical applications for cancer detection. We see additional opportunities for this core technology in several other large, as-yet-unexplored, markets which include lung, skin, oral, prostate, breast, urinary, stomach, IBD and bladder cancer detection. The Company is currently developing additional applications of its platform for these markets, and is analyzing feasibility of the use of our technology and the revenue opportunity for each market.

Colorectal Cancer

The American Cancer Society reports colorectal cancer as the third most common cancer diagnosed in the U.S. with approximately 108,070 new cases annually. With an estimated 49,960 deaths in 2008, colorectal cancer is second only to lung cancer as the leading cause of cancer death in the U.S. Candidates for colorectal cancer screening include all persons, with or without symptoms, over the age of 50 (or an estimated 80-90 million people in the U.S.) with the screening market expected to increase 20% over the next ten years. Demographic trends in Europe are very similar.

Colorectal cancer is primarily diagnosed through the discovery, removal and histo-pathologic analysis of polyps. Colon polyps are small masses of tissue found in the lining of the colon that may be either benign or malignant. The most commonly performed and generally accepted colorectal cancer screening procedure to detect polyps is an endoscopy of the lower colon also known as a flexible sigmoidoscopy or, alternately, a full colonoscopy. According to the American Society for Gastrointestinal Endoscopy guidelines for colorectal cancer screening, large polyps (greater than 1 centimeter) are generally removed as a matter of course and sent to pathology for evaluation. On the other hand, the guidelines further state that small polyps (less than 1 centimeter which account for approximately 85% of all polyps) require “individualized treatment on a case by case basis”. The clinical utility of the WavSTAT occurs when the physician must decide the best course of treatment for small polyps. When small polyps are found, it is left to the physician’s discretion based primarily on visual assessment, whether to remove the polyp, place the patient under surveillance, or to biopsy. If a biopsy is performed and cancer or pre-cancer is documented by pathology, the polyp must then be removed during a second costly endoscopy procedure.

Relative to colorectal cancer, five-year survival rates as reported by the American Cancer Society are as follows:

•	Approximately 90% of patients live five years or longer if the cancer is detected and treated at an early stage;

•	Only 68% of patients live five years or longer if the cancer spreads outside the polyp and colon to nearby organs or lymph nodes; and

•	The five-year survival rate for those patients in whom the cancer has spread further to the liver or other organs is only 10%.

Clearly, early detection of colorectal cancer is essential to long-term survival. Unfortunately, the American Cancer Society reports that only 39% of colorectal cancers are detected at an early stage. Clinical studies indicate that colorectal cancer screening procedures result in earlier detection and can prevent as many as 20 to 40% of potential colorectal cancers and subsequently reduce colorectal cancer deaths by 30 to 50%. Colorectal screening procedures not only save lives, they also save money. If a patient is not diagnosed until symptoms develop and the disease has spread, or if misdiagnosed at an early stage, the chance of patient survival plummets and more advanced treatment regimens such as surgery, chemotherapy and/or radiation become necessary.

The WavSTAT was specifically designed to be used during screening endoscopy of the colon to aid and improve the physician’s ability to identify small polyps as normal, pre-cancerous or cancerous tissue in real time. Results from the Company’s FDA regulated clinical studies performed at the Mayo Clinic (Rochester, MN), Massachusetts General Hospital (Boston, MA), Hennepin County Medical Center (Minneapolis, MN) and Minnesota Gastroenterology P.A. (St. Paul and Minneapolis, MN), demonstrated that using the WavSTAT during colorectal endoscopic screening increased the physician’s diagnostic accuracy in detecting pre-cancerous or cancerous polyps by a statistically significant amount.

Based on the results demonstrated by these clinical studies, we believe that using the WavSTAT will:

•	Significantly improve the physician’s diagnostic accuracy in determining whether small polyps in the colon are pre-cancerous or cancerous;

•	Improve patient survival rates by earlier detection and treatment of cancers, and more importantly pre-cancers, by more accurately identifying cancers or pre-cancers the physician may misdiagnose;

•	Improve the patient’s quality of life by providing an immediate analysis of the tissue, thereby eliminating the anxiety of waiting several days to hear the pathology results;

•
Enable the physician to diagnose and treat the patient during the same endoscopy procedure with the same biopsy instrument, thereby potentially reducing the need for scheduling a second expensive endoscopy for treatment purposes;

•	Significantly reduce the number of physical biopsies performed and reduce the number of unnecessary follow-on endoscopies performed; and

•	Reduce the number of misdiagnosed patients, thereby eliminating the need for more costly advanced treatments such as surgery, chemotherapy and/or radiation.

Esophageal Cancer

Barrett’s esophagus is a condition of the lining of the lower esophagus thought to be caused primarily by Gastro Esophageal Reflux Disease (“GERD”), more commonly known as chronic heartburn. Barrett’s esophagus is considered to be a pre-malignant stage and a precursor to esophageal cancer. Physicians typically recommend that persons with chronic heartburn should have an endoscopy to look for Barrett’s esophagus. Some Barrett’s patients will advance further to a stage where additional abnormal tissue called dysplasia is present. Dysplasia is known to be the next progressive step toward esophageal cancer and is categorized as either low-grade or high-grade.

Barrett’s esophagus, dysplasia and esophageal cancer patients are presently diagnosed via endoscopy of the esophagus with the physician taking multiple random physical biopsies of the esophageal lining; this is a significantly invasive procedure. It is critical that high-grade dysplasia is correctly diagnosed because physicians frequently recommend surgical resection or removal of the esophagus in such an event. Unfortunately, dysplasia is difficult to find and/or diagnose because it is not reliably visible to the physician during standard endoscopy. The result is that physical biopsies (as many as 20 at once) are performed either randomly or in a geometric pattern throughout the length of the esophagus in the hope of finding any existing diseased tissue. Current medical practice typically follows the guidelines described below:

•	Patients with chronic GERD (severe heartburn) receive a screening endoscopy of the esophagus with multiple biopsies to check for Barrett’s esophagus;

•	Patients with Barrett’s esophagus receive an endoscopy with multiple biopsies every year to check for dysplasia;

•	Patients with Barrett’s esophagus that has progressed to include low grade dysplasia receive an endoscopy with multiple biopsies every 6 months to check for high grade dysplasia; and

•
Patients with Barrett’s esophagus that has progressed to include high grade dysplasia receive an endoscopy with multiple biopsies every 3 months to check for cancer and/or may be referred for esophageal surgical resection, photodynamic therapy or electrical ablation.

The American Cancer Society estimates that 16,470 new cases of esophageal cancer were diagnosed in the year 2008, with a greater than 90% mortality rate. In addition, the rate of esophageal cancer is growing six times faster than any other form of cancer. The relatively high death rate associated with esophageal cancer typically results from a lack of early diagnosis with the outcome being that the cancer has grown to an advanced stage. As described below, the frequency of endoscopic surveillance for these patients increases as the pre-cancerous stages advance in hopes of providing the earliest possible diagnosis.

The Company has developed an application for the WavSTAT for the detection of pre-cancerous and cancerous tissue in the esophagus. We completed a clinical study in April 2002 using the WavSTAT for the detection of pre-cancerous and cancerous tissue in the esophagus. The study was designed to determine the viability of using spectroscopic techniques to detect esophageal cancer in Barrett’s patients, and to develop and demonstrate the feasibility of the WavSTAT for this type of application. A total of 87 patients with Barrett’s esophagus were enrolled into the trial with 326 optical and physical biopsies taken. The results of the evaluation show that we were able to obtain a sensitivity of 95% and a specificity of 80% in determining high-grade versus low-grade dysplasia or non-dysplastic Barrett’s esophagus, suggesting that the WavSTAT is effective in detecting pre-cancerous and cancerous tissue. Derived from the study data, a proprietary tissue recognition software algorithm was developed and is being used in a current trial. The WavSTAT with the esophageal algorithm was released for sale in the European Union in late 2008.

We estimate the annual potential revenue estimated for esophageal cancer and pre-cancer detection in the United States and Europe to be $850 million with the related annual disposable/re-useable market estimated at an additional $250-650 million.

Cervical Cancer

Almost a thousand women die every day worldwide from cervical cancer. Cervical cancer is the sixth most common form of malignancy for U.S. women, with approximately 11,000 new cases per year. An additional 600,000 women are identified each year as having potentially pre-cancerous cervical disease. Early detection of these pre-cancerous conditions allows clinicians to treat patients more effectively, less expensively, and with fewer lasting health effects. Currently, women with abnormal PAP tests are diagnosed with a colposcope; A decades-old, low-powered binocular microscope technology, which provides for a limited visual subjective assessment of the cervix. A recent large-scale National Cancer Institute-sponsored clinical trial demonstrated that colposcopy failed to detect 33% of high-grade precancerous lesions in women referred with questionable PAP results. LUMA’s ability to detect close to 30% more ASCUS/LSIL cervical cancer precursors than colposcopy alone provides clinicians with a valuable tool in the fight against cervical cancer.

In the U.S., more than four million women have abnormal PAP tests each year, and they typically undergo a series of repeat, stressful and expensive diagnostic tests. For women with precancerous lesions, the long diagnostic cycle can allow the disease to progress and develop into invasive, life-threatening cancer. By providing a more objective test, it is expected that LUMA will allow clinicians to more effectively manage and treat millions of women who are at risk of cervical cancer.

The LUMA provides a non-invasive diagnostic imaging system to detect cervical cancer precursors more effectively than using conventional means (i.e. colposcopy). The LUMA utilizes a single-use disposable probe and requires little additional training as it leverages clinicians’ existing skill sets. When used as an adjunct to colposcopy, LUMA detects significantly more high-grade cervical cancer precursors. Clinical trials comprised of over 3,000 women have demonstrated LUMA’s ability to detect close to 30% more Atypical Squamous Cell of Undetermined Significance/Low-grade Squamous Intraepithelial Lesion (ASCUS/LSIL) cancer cell precursors than colposcopy alone. LUMA received FDA approval as an adjunct to colposcopy in March 2006 and the predecessor company was conducting a 950 patient post-approval study (300 were completed) to further examine its advanced detection capabilities when placed in a practical clinical setting.

In the U.S. alone, over $6 billion is spent annually on the screening, diagnosis and treatment of women with cervical cancer. The current colposcopy procedure market size is approximately $1.0 billion annually. Diagnosing cervical cancer is often a long and uncertain process, requiring repeat visits by anxious patients. Approximately two million colposcopy procedures are performed each year in the United States, with many repeat exams prior to arriving at a definitive diagnosis. The introduction of HPV-DNA testing is expected to be a catalyst for this market, increasing the number of colposcopy procedures performed each year. We believe that the LUMA System is a reliable, easy-to-use diagnostic tool that provides immediate benefit for clinicians and their patients by reducing the incidence of misdiagnosis and allowing for early-stage detection and treatment of cervical cancer precursors.

Government Regulation

United States

Extensive government regulation, both in the United States and internationally, controls the design, manufacture, labeling, distribution and marketing of our products, particularly regarding product safety and effectiveness. In the United States, medical devices are subject to review and clearance or approval by the FDA. The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. If we fail to comply with applicable FDA requirements we could face:

•	fines, injunctions or civil penalties;

•	recall or seizure of our products;

•	criminal prosecution;

•	a recommendation that we not be allowed to contract with the government;

•	total or partial suspension of production;

•	inability to obtain pre-market clearance/approval for our devices; and

•	withdrawal of marketing approvals

The Food, Drug, and Cosmetic Act, the Public Health Service Act, and Safe Medical Devices Act of 1990 and other federal statutes and regulations also govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, clearance, advertising and promotion of our products.

In the United States, medical devices are assigned to one of three classes depending on the controls the FDA deems necessary to ensure the safety and effectiveness of the device. The WavSTAT and LUMA are both Class III devices; this is FDA’s most highly regulated category in the Center for Devices and Radiological Health (“CDRH”). In addition to adhering to general controls to which all medical devices are subject, and special controls such as performance standards, post-market surveillance and patient registries, a Class III device must receive pre-marketing approval to ensure its safety and effectiveness prior to commercialization.

FDA approval to distribute CDRH regulated devices can be obtained in one of two ways. If a new or significantly modified device is “substantially equivalent” to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) pre-market notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not significantly affect safety or effectiveness may be made without an additional 510(k) notification. We received 510(k) clearance from the FDA for our disposable and reusable Optical Biopsy Forceps in December 1996.

A second, more comprehensive approval process applies to a Class III device that is not substantially equivalent to an existing product. First, the applicant must usually conduct clinical trials in compliance with testing protocols and patient “informed consent” forms approved by the Institutional Review Board (IRB or Safety Committee) at each participating research institution. These boards oversee and approve all clinical studies at their institutions (in some cases a central IRB may approve studies at multiple locations). Second, a Pre-Market Approval (“PMA”) application must be submitted to the FDA describing (i) the clinical trial results, (ii) the device and its components, (iii) the methods, facilities and controls used for manufacture of the device, (iv) proposed labeling and advertising literature, and (v) the demonstration that the product is safe and effective.

If the FDA determines, upon receipt of the PMA application, that the application is sufficiently complete to permit a substantive review, they will accept the application for filing. Review of a pre-market approval application typically takes from six months to two years from the date the application is accepted for filing, but can be significantly longer. Often, during the review period, a panel primarily composed of clinicians and acting as an advisory committee will be convened to review, evaluate, and provide non-binding recommendations to the FDA as to whether the device should be approved. Toward the end of the application review process, the FDA generally will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are compliant with the applicable Quality System Regulations requirements.

If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue either an approval letter or a conditional approval letter which contains a number of conditions that must be satisfied in order to secure final approval of the PMA application. When and if those conditions are fulfilled to the satisfaction of the FDA, they will issue an approval letter, authorizing commercial marketing of the device for certain indications for use. If the FDA’s evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the application or issue a “not approvable letter.” The FDA may also determine that additional clinical trials are necessary, in which case pre-market approval could be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA application. The pre-market approval process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought have never been approved for marketing.

Any products manufactured or distributed pursuant to FDA clearances or approvals, are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences when using the product

Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies. The Food, Drug, and Cosmetic Act requires devices to be manufactured in accordance with Quality System Requirements regulations, which impose procedural and documentation requirements upon a manufacturer and any of its contract manufacturers with respect to manufacturing and quality assurance activities. The frequency and depth of inspections of PMA products are generally more detailed and frequent than products cleared in the 510(k) process. Quality System Requirements regulations also require design controls and maintenance of service records. Changes in existing requirements or adoption or new requirements or policies could adversely affect our ability to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition or results of operations.

The Company submitted a PMA application for market clearance of the WavSTAT Optical Biopsy System for use during endoscopic screening of the colon in September 1998, and was approved by the FDA in November 2000. Based upon beta site outcome clinical studies, features were added to the WavSTAT, and submitted as a supplement to the original filing in September 2001. The supplement for the WavSTAT II was approved by the FDA in November 2001. The Company submitted a supplement for approval of WavSTAT III in February 2002 and approval was received in August 2002. We anticipate that product improvements requiring approval, or any new applications, such as for Barrett’s esophagus developed for the WavSTAT will be submitted as supplements to the original filing rather than as original PMA filings.  In September 2009, the FDA approved a PMA amendment for an updated WavSTAT platform which included new state-of-the-art hardware.

A similar path was followed for the LUMA Cervical Imaging System with the original PMA being filed by FDA on June 28, 2004. Following interactive communication with FDA and 15 PMA amendments, the product received its PMA approval on March 16, 2006. In addition to the standard conditions of approval, an additional LUMA approval condition was a post-approval study. When the LUMA assets were acquired, approximately one third of the study had been completed. We are now assessing the data from that study and preparing a plan to continue the post-approval study to meet this condition of approval.

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We are not aware of any manufacturing methods for the WavSTAT or LUMA Systems that will require extensive or costly compliance with environmental regulations. However, since laws change over time there can be no assurance that (i) we will not be required to incur significant costs to comply with all applicable laws and regulations in the future, or (ii) the impact of changes in those laws or regulations or adoption of new laws and regulations will not have a material adverse effect upon our ability to do business.

European Union and Other Countries

The European Union encompasses most of the major countries in Europe. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directive prescribing the laws and regulations pertaining to medical devices in the European Union is the Medical Devices Directive, 93/42/EEC.

Devices that comply with the requirements of the Medical Devices Directive will be entitled to bear the CE mark, indicating that the device complies with the essential requirements of the applicable directive. In order to distribute a medical device in the European Union, the product must earn and display the CE mark. Generally, companies must also go through the ISO certification process in order to obtain the CE mark. SpectraScience received ISO 9001 certification in July 2000, and CE mark authorization for our products in October 2000. In order to maintain ISO 9001 certification SpectraScience must undergo a yearly audit to assure the European Union regulatory agencies of our compliance with ISO 9001 standards. Our last audit was in 2007, when we earned certification for an additional standard, EN 13485:2003, which is a medical device adaptation of the ISO 9001 standard. We are periodically re-audited to remain ISO 9001 and EN 13485 certified. There can be no assurance that we will be able to maintain international certification or CE mark authorization for any of our products or product components. Furthermore, even though a device bears the CE Mark, practical complications may arise with respect to market introduction because of differences among countries in areas such as labeling requirements and reimbursement practices. We may be required to spend significant amounts of capital in order to comply with the various regulatory requirements of foreign countries and achieve reasonable payment for our products.

Product Research and Development

The Company invested significant capital in research and development for the fiscal year ended December 31, 2008, as compared to prior recent history. The increase was as a result of increased clinical trial activity, the further development of the Barrett’s software algorithm and the transition to producing systems for sale, rather than for clinical trials. Research and development expenses were $2,220,007 and $796,944 for the fiscal years ended December 31, 2008 and 2007, respectively. For the nine-months ended September 30, 2009, research and development expenses were $1,180,051.

Compliance with Environmental Laws

Management has reviewed the cost of compliance with environmental laws and deemed the cost of such appliance to be non-material for the fiscal year ended December 31, 2008, the nine-month period ending September 30, 2009 and in the foreseeable future.

Distribution, Sales and Customers

Our objective is to become a leader in the development and commercialization of advanced proprietary diagnostic products with the capability to differentiate in real-time between healthy, and pre-cancerous or cancerous tissue. During 2009, our sales and marketing efforts have been, and will continue to be, focused on selling the WavSTAT and LUMA Systems in the colorectal, cervical and esophageal cancer diagnostic markets. We have focused particular emphasis on selling the WavSTAT system in international markets.

In the United States, successful product introduction will require a larger direct sales force or strategic corporate partner that has strongly established call patterns within Managed Care Organizations.  Management believes the availability of clinical support specialists to support the sales force and to conduct training seminars to educate endoscopists and other health care providers regarding the proper use of the WavSTAT and LUMA Systems, will be a strong component of product introduction strategy. To further international objectives during 2009, the Company will continue to appoint new European Distributors. The distributors should have significant resources and strong franchises which, when coupled with our technology, will increase the likelihood of commercial success in those markets.

Third-Party Reimbursement

We expect to market and sell the WavSTAT and LUMA Systems primarily through hospitals and clinics. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of third party reimbursement for health care costs, to reimburse all or part of the cost of medical devices and/or the procedure in which the medical device is used. Significant sales of the our Systems will, in part, be dependent on the availability of adequate reimbursement from these third party payers for procedures carried out using our products. We believe that less invasive procedures generally provide less costly overall therapies compared to conventional drugs, surgery and other treatments. We anticipate hospital administrators and physicians will justify the use of our products by the cost and timesaving recognized and clinical benefits that we believe will be derived from the use of our products.

Third party payers determine whether to provide coverage for a particular procedure and reimburse health care providers for medical treatment at a fixed rate based on the diagnosis-related group established by the Center for Medicare and Medicaid Services (“CMS”). The fixed rate of reimbursement is based on the procedure performed and is unrelated to the specific type or number of devices used in a procedure. If a procedure is not covered by a diagnosis-related group, payers may deny reimbursement. If reimbursement for a particular procedure is approved, third party payers will reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis-related group or per diem, a blend between the health care provider’s reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment.

Upon product introduction, currently existing available codes can be used to provide a level of reimbursement to users. Management believes however, that currently available reimbursement codes do not adequately reimburse for the anticipated value that optical biopsy technology brings to the medical care system. Optical biopsies are not currently approved for reimbursement by third-party payers, and there can be no assurance that optical biopsy technology will be approved for any third party reimbursement, even if it proves to play a significant role in improving the endoscopist’s ability to accurately differentiate among polyps in the colon, Barrett’s esophagus or cervical dysplasia, thereby leading to early detection and subsequent treatment.

Medical equipment capital costs incurred by hospitals are reimbursed separately from diagnosis-related group payments. Changes in federal legislation, or policies of the government or third-party payers that reduce reimbursements under capital cost pass through-systems, could adversely affect the market for our products.

As stated previously, demonstrating cost-effectiveness and improved patient outcomes is critical to the sales cycle since payers evaluate these factors in determining whether to reimburse for new technologies. Payers may also delay reimbursement decisions for a year or more, even when provided with cost-effectiveness data, while they conduct their own technology assessments. The availability of peer-reviewed literature regarding the technology may help payers in reducing this technology assessment timeline. To promote the dissemination of literature regarding the WavSTAT, LUMA and optical biopsy technology, SpectraScience intends to have published clinical utility data in peer-reviewed journals.

We expect that there will be continued pressure on cost-containment throughout the United States health care system. Cost reduction, cost containment, managed care, and capitation pricing (putting a ceiling on the price) are very familiar themes within healthcare. Limits on third-party reimbursements that lead to cuts in reimbursements for new or experimental procedures would affect the ability of smaller companies with new technologies to compete with larger established firms, or with established technologies. Lobbying activities are often necessary to bring to light the value of these new technologies but require extensive amounts of corporate resources that the Company may not be able to afford.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the SpectraScience products will depend on the availability and level of reimbursement in international markets we target. There can be no assurance that we will obtain reimbursement in any country within a particular time, for a particular time, for a particular amount, or at all.

We are unable to predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, if any, or what effect it might have on us. Reforms may include (i) mandated basic health care benefits, (ii) controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, (iii) greater reliance on prospective payment systems, (iv) the creation of large insurance purchasing groups, and (v) fundamental changes to the health care delivery system. Management anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment mechanisms. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which reform proposals, if any, will be adopted, when they may be adopted or what impact they may have on SpectraScience. Failure by hospitals and other users of our products to obtain reimbursement from third-party payers, or changes in government and private third-party payers’ policies toward reimbursement for procedures employing our products, could have a material adverse effect on our business, financial condition and results of operations.

Manufacturing and Sources of Supply

SpectraScience manufactures the WavSTAT and LUMA Systems at its facility in San Diego. The WavSTAT forceps are outsourced to United States contract OEM manufacturers. At the present time, SpectraScience performs the manufacturing of the optical fiber portion of the forceps in-house. The Company also performs certain final assembly processes of the WavSTAT Forceps. All WavSTAT and LUMA Systems previously used for pre-clinical testing, FDA compliant clinical trials, and cost effectiveness/outcome clinical studies were manufactured under a Quality System with Standard Operating Procedure controls. Management continues to utilize these quality control Systems and adds to or modifies them as necessary.

The WavSTAT and LUMA Systems are, and will be, manufactured in accordance with current FDA Quality System Regulations (“QSR”) and ISO 9001 International Standards, both of which are necessary to sell products within the United States and the European Union. These requirements impose certain procedural and documentation requirements upon SpectraScience with respect to manufacturing and quality assurance activities, as well as upon those third parties with whom the Company contracts to perform certain manufacturing processes.

During the third quarter of 2007, SpectraScience was granted ISO 9001 and 13485:2003 certification for its manufacturing facility and Quality System. These international standards are the European equivalent to the FDA’s Quality System Regulations. Meeting these standards permits use of the “CE mark” to export the WavSTAT optical biopsy system to the European Union and most other countries of the world.

The manufacturing processes and Standard Operating Procedures required to build a WavSTAT and LUMA System have been reviewed by the FDA and we are authorized to manufacture the product in our current facility.   Both the FDA and the European Notified Body will continue to perform periodic audits as long as SpectraScience manufactures and commercializes medical products

Competition

The medical device industry is highly competitive. Management believes the Company has few direct competitors in applying spectroscopy for the differentiation of normal, pre-cancerous or cancerous tissues in the gastrointestinal tract; however, the development of products using spectroscopic diagnostics for various medical specialties is rapidly growing. To the best of our knowledge, no other competitors have completed FDA clinical studies or submitted a pre-market approval application to the FDA or received CE Mark authority to distribute a product for the detection of colorectal or esophageal cancer.

Many competitors have substantially greater resources than we do, either internally or in combination with strategic partners. These resources may allow them to develop, market and distribute technologies or products that could be more effective than those developed or marketed by us, or that would render our technologies and products obsolete. The resource advantages they may have are:

•	greater capital resources;

•	greater manufacturing resources;

•	greater resources and expertise in testing products in clinical trials;

•	greater resources and expertise in the areas of research and development;

•	greater expertise in obtaining regulatory approvals; and

•	greater resources for marketing and sales activities.

Patents

SpectraScience currently owns exclusive rights to a total of eight issued U.S. patents and international patents for the WavSTAT technology.

Patent Name	U.S. Patent Number
Optical Biopsy Forceps	5,762,613
System for Diagnosing Tissue with Guidewire	5,601,087
Method of Diagnosing Tissue with Guidewire	5,439,000
Guidewire Catheter and Apparatus for Diagnostic Imaging	5,383,467
Optical Biopsy Forceps System and Method of Diagnosing Tissue	6,066,102
Optical Biopsy Forceps	6,129,683
Optical Biopsy System and Methods for tissue Diagnosis	6,174,291
Optical Forceps System and Method of Diagnosing and Treating Tissue	6,394,964

SpectraScience is also the exclusive licensee through the Massachusetts General Hospital of U.S. Patent 5,843,000 entitled, “Optical Biopsy Forceps and Method of Diagnosing Tissue” and a pending international patent application. The above patents expire between January 2015 and May 2022. Each of the international patents designates several countries for patent protection.

SpectraScience currently owns exclusive rights to a total of thirty-four issued U.S. patents and international patents for the LUMA technology.

Patent Name	U.S. Patent Number
Spectral Volume Microprobe Analysis of Materials	5,713,364
Spectral Volume Microprobe Arrays	6,104,945
Sheath for Cervical Optical Probe	D453,832
Sheath for Cervical Optical Probe	D453,962
Sheath for Cervical Optical Probe	D453,963
Sheath for Cervical Optical Probe	D456,964
Spectroscopic System Employing a Plurality of Data Types	6,385,484
Spectral Volume Microprobe Arrays	6,411,835
Systems and Methods for Optical Examination of Samples	6,411,838
Spectral Data Classification of Samples	6,421,553
Optical Methods and Systems for Rapid Screening of the Cervix	6,427,082
Sheath for Cervical Optical Probe	D460,821
Substantially Monostatic, Substantially Confocal Optical Systems for Examination of Samples	6,760,613
Fluorescent Fiberoptic Probe for Tissue Health Discrimination and Method of Use Thereof	6,768,918
Method and Apparatus for Identifying Spectral Artifacts	6,818,903
Spectral Volume for Microprobe Arrays	6,826,422
Sheath for Cervical Optical Probe	D507,349
System for Normalizing Spectra	6,839,661
Optical Probe Accessory Device for Use In-Vivo Diagnostic Procedures	6,847,490
Methods of Monitoring Effects of Chemical Agents on a Sample	6,902,935
Sheath for Cervical Optical Probe	D500,134
Optimal Windows for Obtaining Optical Data for Characterization of Tissue Samples	6,933,154
Methods and Apparatus for Displaying Diagnostic Data	7,136,518
Spectral Volume Microprobe Analysis of Materials	5,813,987
Colonic Polyp Discrimination by Tissue Florescence and Fiberoptic Probe	7,103,401
Optical Methods and Systems for Rapid Screening of the Cervix	7,127,282
Methods and Systems for Correcting Image Misalignment	7,187,810
Image Processing using Measures of Similarity	7,260,248
Methods and Apparatus for Processing Spectral Data for use in Tissue Characterization	7,282,723
Methods and apparatus for characterization of tissue samples	7,309,867
Fluorescent fiberoptic probe for tissue health discrimination	7,310,547
Methods and Systems for Correcting Image Misalignment	7,406,215
Unique Methods of Calibrating Spectral Data	7,459,696
Unique Methods and Apparatus for Evaluation of Image Focus	7,469,160

An additional 18 patent applications are pending. In total, more than 500 valid claims have been granted covering a broad range of technology and methods. Foreign rights have further been secured for many of the most important patents.

SpectraScience believes that it holds the single largest patent portfolio of its kind in the field of optical methods for identifying tissue abnormalities, particularly for identifying cancer and its precursors. The Company also believes that its portfolio will protect the core technology and methods embodied in the LUMA and WavSTAT Systems and for many of its foreseeable product extensions and will create a substantial barrier to entry for others pursuing similar approaches.

Core Areas of Patent Protection

More specifically, SpectraScience’s portfolio provides protection in the following key technology, design and methods areas:

s	Localized tissue characterization using optical methods;

s	Specific application of fluorescence and broadband spectroscopy, and video imaging, particularly in combination;

s	Designs and use of a disposable sheath, particularly in combination with systems and methods, including use of unique identifiers;

s	Algorithmic methods specific to optical assessment of tissue characteristics, particularly involving identification, classification and calibration methods;

s
Clinical applications of these methods and systems for identifying tissue characteristics, including use of display methods, marking methods (including biomarkers), and in combination with treatment; and

s	Applications to further system development, including applications for screening, treatment and other fields beyond cervical cancer

SpectraScience holds registered trademarks for the WavSTAT and LUMA Cervical Imaging System and SpectraScience documents, software and graphics are protected by appropriate copyrights.

SpectraScience’s ability to obtain and maintain patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of others will directly affect the success the Company's operations. The Company's strategy regarding the protection of its proprietary intellectual property and innovations is to seek patents on those portions of our technology that management believes are patentable, to obtain copyrights for its software if appropriate, and to protect as trade secrets other confidential information and proprietary know-how. There are certain technological aspects of the WavSTAT and LUMA Systems that are not covered by any patents or patent applications. SpectraScience seeks to protect its trade secrets and proprietary know-how by obtaining confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships.

Our ability to obtain and maintain patent protection for our products, preserve our trade secrets and operate without infringing on the proprietary rights of others will directly affect how successful our operations will be. Our strategy regarding the protection of our proprietary rights and innovations is to seek patents on those portions of our technology that we believe are patentable, and to protect as trade secrets other confidential information and proprietary know-how.

The patent and trade secret positions of medical device companies like SpectraScience are uncertain and involve complex and evolving legal and factual questions. To date, no claims have been brought against SpectraScience alleging that our technology or products infringe intellectual property rights of others. Often, patent and intellectual property disputes in the medical device industry are settled through licensing or similar arrangements. However, there can be no assurance that necessary licenses from other parties would be available to us on satisfactory terms, if at all. The costs associated with such arrangements may be substantial and could include ongoing royalties.

United States patent applications are secret until patents are issued or corresponding foreign applications are published in other countries. Since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, management cannot be certain that SpectraScience was the first to invent the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, the laws of some foreign countries do not provide the same degree of intellectual property right protection as do the laws of the United States. Litigation associated with patent or intellectual property infringement or protection can be lengthy and prohibitively costly. There can be no assurance that SpectraScience would have the financial resources to defend its patents from infringement or claims of invalidity, or to successfully defend itself against intellectual property infringement claims by third parties.

Product Liability

The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have clinical trial liability insurance coverage at this time for our clinical programs. There can be no assurance that future insurance coverage will be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future products.

Employees

As of January 29, 2010, SpectraScience had nine full-time employees, six involved with manufacturing, one in sales and marketing and two engaged in finance and administration. The Company’s payroll is administered through an independent third party. SpectraScience is not subject to any collective bargaining agreement and management believes that employee relations are generally satisfactory.

SpectraScience relies on external consultants in the financial, regulatory, software development and design engineering areas. When management determines to increase our workforce in response to improved economic, market, and/or business conditions, there is no assurance that we will be able to attract or retain employees with the skills we require.

Other

Our operations currently are, or may be in the future, subject to various federal, state and local laws, regulations and recommendations relating to data protection, safe working conditions, manufacturing practices and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with our research work and manufacturing operations, including radioactive compounds and infectious disease agents. Although we believe that our safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result and any liabilities could exceed our resources. Failure to comply with such laws could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

DESCRIPTION OF PROPERTIES

SpectraScience leases its principal facility from an unrelated third party. The facility is located at 11568-11 Sorrento Valley Road, San Diego, California 92121, and is well-maintained and approved by the FDA for manufacturing. The facility consists of approximately 5,080 square feet of office, research and development, manufacturing, quality testing, and warehouse space. The lease provides for monthly rental payments of $4,318 through December 2011, plus a pro rata share of operating expense and real estate taxes (approximately $972 per month). In the event of the termination of this lease, we believe that we could lease other acceptable space on a comparable basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to assess and understand our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and footnotes that follow such consolidated financial statements.

Overview

In the third fiscal quarter of 2008, the Company began selling its products and is no longer a development stage company. The Company currently has FDA approval to market the WavSTAT System for detecting pre-cancerous and cancerous tissue in the colon and to market the LUMA System for use as an adjunct to colposcopy in the detection of early stage cancer and pre-cancer of the cervix. The Company also has CE approval to sell the WavSTAT System for detecting pre-cancerous and cancerous tissue in the colon and esophagus. Our tactical plan is to continue refining our WavSTAT software algorithm for use in detecting pre-cancer and cancer in the esophagus as well as to expand to other digestive tract applications (IBD, small intestine).

Over the next twelve months, SpectraScience intends to:

•	Continue selling the WavSTAT System in the U.S. and international markets for the detection and treatment of colon cancer and pre-cancer;

•	Complete WavSTAT System clinical trials related to the diagnosis of esophageal cancers;

•	Begin marketing and selling the WavSTAT System in U.S. and international markets for the detection of esophageal cancer and pre-cancer;

•
Position and begin selling or renting the LUMA System in the U.S. as an adjunct to colposcopy to specialized OB/GYN clinics (increase revenue), managed care organizations (early detection and future cost avoidance), teaching hospitals and medical environments where nurse practitioners and/or medical clinicians can leverage our technology for effective early diagnosis; and

•
Enhance our San Diego facility and grow our organization to allow for the manufacture of both WavSTAT and LUMA Systems in-house and also to begin the design and planning for the next generation of fluorescence-based systems.

Cash Requirements

SpectraScience expects to incur significant additional operating losses through 2010, as we complete clinical trials, begin outcome-based clinical studies, continue research and development activities, and ramp up sales and marketing efforts to sell both the WavSTAT and LUMA Systems. We may incur unexpected expenses, or we may not be able to meet our revenue forecast, and such events will require us to seek additional capital.

SpectraScience has financed its capital requirements principally through the private sale of equity securities. The Company had cash and cash equivalents of approximately $1,618,000 at December 31, 2008 and $5,188,000 at December 31, 2007. The decrease in cash for the fiscal year was a result of approximately $4,018,000 cash used in operations and acquisitions of equipment offset by sales of common stock for net proceeds of approximately $448,000. The Company had cash of approximately $1,315,000 at September 30, 2009. The decrease in net cash for the nine-month period was a result of approximately $1,782,000 cash used in operations and purchases of fixed assets of approximately $15,000 offset by sales of Preferred Stock for net proceeds of approximately $1,434,000 and exercises of stock options for net proceeds of approximately $60,000.

From September 30, 2009 until the date of this Prospectus, the Company sold 16,660,000 shares of Series B Convertible Preferred Stock including common stock purchase warrants to purchase 8,330,000 shares at $0.30 per share and common stock purchase warrants to purchase 1,666,000 shares at $0.35 per share. The Company received gross proceeds of $3,332,000 from the sale and net proceeds of $2,876,360 after payment of $455,640 in fees. SpectraScience expects that we have sufficient working capital for planned operations for at least the next twelve months of operations.

SpectraScience’s future liquidity and capital requirements will depend upon a number of factors, including but not limited to:

•	The timing and progress of outcome-based clinical trials;

•	The timing and extent to which SpectraScience’s products gain market acceptance;

•	The timing and expense of developing marketing and distribution channels;

•	The progress and expense of developing next generation products and new applications for the WavSTAT and LUMA Systems;

•	The potential requirements and related costs for product modifications;

•	The timing and expense of various U.S. and foreign regulatory filings;

•	The maintenance of various U.S. and foreign government approvals, or the timing of receipt of additional approvals;

•	The status, maintenance and enhancement of SpectraScience’s patent portfolio; and

•	The overall effect of the present global economic recession on the ability of the Company to generate sales revenue.

The Fusion Transaction

On January 30, 2009, we signed a $6.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company (“Fusion Capital”).  Concurrently with entering into the common stock purchase agreement, we entered into a registration rights agreement with Fusion Capital.  Under the registration rights agreement, we agreed to file and we filed a registration statement which became effective on May 5, 2009, related to the transaction with the SEC covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right over a 24-month period to sell our shares of common stock to Fusion Capital from time to time in amounts between $25,000 and $1 million, depending on certain conditions as set forth in the agreement, up to an aggregate of $6.0 million.  The Company will control the timing and amount of any sales of shares to Fusion Capital and, as of the date of this Prospectus the Company had sold no shares to Fusion Capital under this agreement.

The purchase price of the shares related to the $6.0 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount.  Fusion Capital will not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15.  The common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement.  The proceeds to be received by the Company under the common stock purchase agreement will be used for working capital and general corporate purposes.

In consideration for entering into the agreement, upon execution of the common stock purchase agreement we have issued to Fusion Capital 1,094,017 shares of our common stock as a commitment fee. Also, we will issue to Fusion Capital an additional 547,009 shares as a commitment fee pro rata as we receive the $6.0 million of future funding.

Results of Operations

The following discussion should be read in conjunction with the consolidated Financial Statements and Notes thereto appearing elsewhere in this report.

For the Nine Months ended September 30, 2009 and 2008

The Company recognized approximate revenue of $122,000 and $61,000 for the nine months ended September 30, 2009 and 2008, respectively. The increase is a result of the Company beginning to ramp up its sales primarily as a result of the completion of the WavSTAT System platform for sale and the introduction of the product in Europe, as compared to the comparable period one year ago.

Overall research and development expenses for the nine months ended September 30, 2009 and 2008 were approximately $1,180,000 and $1,619,000, respectively. The approximate $439,000 decrease was comprised of decreases of approximately $322,000 in payroll expense, $166,000 in stock compensation expense, $118,000 in engineering development expense, $37,000 in consulting expense, $22,000 in production supplies expense and $27,000 in all other expense offset by increases of approximately $253,000 in obsolete inventory expense. The reduction in overall expenses is a result of an effort to minimize expenses due to the global economic recession. The increase in inventory obsolescence expense is primarily the result of a shift to manufacturing diagnostic systems that utilize more current technologies.

General and administrative expenses for the nine months ended September 30, 2009 and 2008 were approximately $1,555,000 and $1,696,000, respectively. The $141,000 reduction was comprised of decreases of approximately $130,000 in payroll expense, $60,000 in travel expense, $123,000 in professional expense and $19,000 in other expense offset by approximate increases of $91,000 in financing fee amortization, $68,000 in stock compensation expense and $32,000 in bad debt expense. The overall decrease was a result of headcount and discretionary expense reductions due to the Company’s response to the downturn in the global economy. Certain expense increases were generally a result of increased consultant utilization after an earlier reduction in headcount and increases in non-cash amortization.

Sales and marketing expenses for the nine months ending September 30, 2009 and 2008 were approximately $288,000 and $593,000, respectively. The $304,000 reduction was comprised of approximate decreases of $132,000 in payroll expense, $72,000 in stock compensation expense, $77,000 in advertising and trade shows and $3,000 in other expense offset by an $18,000 increase in travel expense. The reduction in stock compensation expense is primarily the result of employee headcount reductions and the associated re-capture of previously recognized stock compensation expense. The overall decrease was a result of a reduction in sales headcount and related sales expenses in response to the overall economic downturn.

Other income, net, for the nine months ended September 30, 2009 and 2008 decreased approximately $113,000. The reduction was primarily due to a decrease in interest income due to lower comparative interest bearing cash balances held during the nine months ended September 30, 2009 as compared to the same quarter one year ago.

As a result of the above, the approximate net loss for the nine months ended September 30, 2009 and 2008 was ($2,983,000) and ($3,763,000), respectively. The decreased net loss was due to decreases in overall operating expense as a result of planned expense reductions taken as a result of the overall recessionary market environment. Of the net loss for the nine months ended September 30, 2009 approximately $604,000 was comprised of non-cash stock-option expense.

Liquidity and Capital Resources

On September 30, 2009, the Company had a cash balance of $1,315,252 as compared with a cash balance of $1,618,181 at December 31, 2008, representing a decrease of $302,929 in cash for the period. The cash balances decreased primarily due to working capital used in operations offset by sales of Preferred Stock as described above. There have been minimal capital equipment expenditures and none are foreseen.

From May through September 30, 2009, as a part of a Units offering, the Company sold 8,340,000 shares of Preferred Stock to accredited investors for an aggregate consideration of $1,668,000. The Company received net cash proceeds of $1,434,640 after the payment of finders’ fees and expenses of $233,360. From September 30, 2009 until November 16, 2009 the Company sold an additional 13,310,000 shares of Preferred Stock, including warrants to purchase 6,655,000 shares of Common Stock at $0.30 per share and 1,331,000 Agent Warrants to purchase Common Stock at $0.35 per share. The Company received $2,662,000 gross proceeds from the sale, and net proceeds of $2,359,000 after payment of $303,000 in fees.

On January 30, 2009, the Company entered into a common stock purchase agreement with Fusion Capital. Under the purchase agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period. At September 30, 2009, the Company had not sold any shares to Fusion Capital.

SpectraScience expects to incur significant additional operating losses through at least 2010, as we complete clinical trials, begin outcome-based clinical studies and increase sales and marketing efforts to commercialize the WavSTAT systems. If we do not receive sufficient funding, the Company may be unable to continue as a going concern. We may incur unknown expenses or we may not be able to meet our revenue forecast, and one or more of these circumstances would require us to seek additional capital. We may not be able to obtain equity capital or debt funding on terms that are acceptable. Even if the Company receives additional funding, such proceeds may not be sufficient to allow the Company to sustain operations until it attains profitability and positive cash flows from operations.

Fiscal Year Ended December 31, 2008 As Compared To Fiscal Year Ended December 31, 2007

Operating Expenses

Consolidated operating expenses were $5,304,762 (of which approximately $992,000 was for non-cash compensation from stock options) for the fiscal year ended December 31, 2008, versus $3,020,588 (of which approximately $1,401,000 was for non-cash compensation from stock options) for the comparable period one year ago. The net increase of $2,284,174 was comprised of a $1,423,063 increase in research and development expenses, a $646,758 increase in general and administrative expenses and a $214,353 increase in sales and marketing expenses.

Research and development expenses increased by $1,423,063 due to an increase of $876,026 in payroll expense, a $268,406 increase in stock option compensation expense, a $181,509 increase in product development expense, a $54,570 increase in clinical trial expense, a $46,855 increase in production supplies expense and a net $4,304 decrease in all other research and development expenses. All of the increases were a result of the additional activity and effort invested in the development and commercialization of the WavSTAT and LUMA Systems for the fiscal year ended December 31, 2008.

General and administrative expenses increased $646,758 due to a $306,626 increase in administrative payroll expense, a $223,858 increase in depreciation and amortization, a $149,637 increase in patent legal expense, a $79,494 increase in audit related expense, a $67,245 increase in recruiting fees, a $61,117 increase in rent and occupancy expenses, a $54,820 increase in travel expense, a $16,778 increase in investor relations expense a $45,110 increase in consulting expense and a $132,779 increase in all other expenses all offset by a $490,706 decrease in  stock compensation expense. The overall increase in most categories of general and administrative expense reflects the increased activity, larger organization and shift from development to commercialization of our systems in fiscal 2008 as compared to 2007. The increase in depreciation and amortization expense is primarily a result of the acquisition of the LUMA patent portfolio in November 2007, and its subsequent amortization for the full 2008 fiscal year. The decrease in stock compensation expense results primarily from a higher number of stock options granted in the prior fiscal year.

Sales and marketing expenses increased by $214,353. The increase was comprised of $289,216 in sales payroll expense, a $62,422 increase in trade show expense, a $21,866 increase in advertising expense, a $10,106 increase in travel expense and a $19,916 increase in all other sales expenses offset by an $189,173 decrease in stock compensation expense. The decrease in stock compensation expense results from a general increase in the vesting terms of recent stock option grants and the relatively low market price of Company stock as compared to the prior fiscal year.

Other Income

Other income, net increased $80,427 due to interest earnings on higher average cash balances for the year as compared to the prior fiscal year.

Liquidity and Capital Resources

On December 31, 2008, the Company had cash and cash equivalent balances of $1,618,181 as compared to $5,188,177 in cash and cash equivalents at December 31, 2007, representing a decrease of ($3,569,996) in liquid assets for the year. The cash and liquid asset balances decreased primarily due to working capital used in operations offset by funds raised through Regulation D private placements of Common Stock. During the fiscal year ended December 31, 2008, the Company raised $445,352, net of issuance costs, from the sale of 736,856 shares of Common Stock at $0.70 per share, in each case sold to accredited investors. There have been minimal capital equipment expenditures incurred and no significant capital expenditures are foreseen.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to intangibles, income taxes, financing operations, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Accounting For Transactions Involving Stock Compensation

In December 2005, accounting standards related to, "Share-Based Payment", were adopted. The new standards require us to expense employee stock options and other share-based payments. The Company has been recording to expense the fair value of employee and non-employee options. These expenses amounted to $992,223 and $1,401,096 for the years ended December 31, 2008 and 2007, respectively.

Impairment or Disposal of Long-Lived Assets

Accounting standards require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. These standards also require companies to separately report discontinued operations and extend that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell.

Accounting for Income Taxes

In July 2006, new accounting standards required a new evaluation process for all tax positions taken. If the probability for sustaining tax positions is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement. These standards require expanded disclosure at each annual reporting period unless a significant change occurs in an interim period. Differences between the amounts recognized in the statements of financial position prior to the adoption of these standards and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings. The Company has determined that it does not have uncertain tax positions on its 2004 through 2008 tax returns. The Company had a full valuation allowance on its deferred tax assets as of December 31, 2007 and 2008, and has not recognized any tax benefits since inception.

Recent Accounting Pronouncements

In April 2009, accounting standards related to “Interim Disclosures about Fair Value of Financial Instruments” require disclosures about fair value of financial instruments in interim and annual financial statements. These standards are effective for periods ending after June 15, 2009. The Company adopted these standards effective for the quarter ending September 30, 2009. The adoption did not have an impact on the Company’s financial position or results of operations.

In May 2009, more specific accounting standards related to “Subsequent Events” established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company adopted these standards for the quarter ending September 30, 2009.

In June 2009, a new accounting standard related to the codification of all accounting standards was issued. Under the standard, Accounting Standards Codification (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. In the Financial Accounting Standards Board’s (“FASB”) view, the issuance of this Statement and the Codification will not change GAAP, except for certain nonpublic nongovernmental entities. The Company does not expect that the adoption of this Statement will have a material impact on the Company’s financial statements.

Other accounting standards that may have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s consolidated financial statements.

MANAGEMENT

The following information is provided with respect to the directors and officers of the Company:

Name	Age	Director/Officer Since
Jim Hitchin, Chairman, President and CEO	67	2004
Jim Dorst, Chief Financial Officer	55	2007
Mark McWilliams, Director	53	2004
Stanley Pappelbaum, M.D., Director	71	2006
Chester E. Sievert, Director	58	2004
F. Duwaine Thompson, Director	76	2009

Jim Hitchin, Chairman, President and CEO joined SpectraScience in January 2004 as part of the bankruptcy acquisition team. For the previous 15 years, he was the founder, CEO and Chairman of Infrasonics, Inc., a medical device company in the respiratory care field. Infrasonics was venture funded and completed a successful initial public offering. Mr. Hitchin served as Chairman, President and CEO of Infrasonics during its 15 years as a public company. Infrasonics was the first in its market to have ISO 9001 and the CE Mark for fourteen 510(k) and two PMA products. Infrasonics revenue growth was at a compound rate of 62% during its fifteen-year life before being sold to a competitor for 2.5 times revenue. In previous companies, he was COO of a public energy company and the VP, General Manager of a public oceanographic engineering firm. Mr. Hitchin has extensive experience in all phases of manufacturing and company operations, in particular, sales and marketing of medical devices. He graduated from San Diego State University with a degree in Physics.

Jim Dorst, Vice President of Finance and CFO joined the Company in December 2007. Mr. Dorst brings to the Company over 20 years of senior management experience in finance, operations, planning and business transactions. Prior to joining SpectraScience, Mr. Dorst was Chief Financial Officer of Aethlon Medical, Inc., a public medical device development company. Before joining Aethlon, Mr. Dorst was Vice President of Finance and Operations for Verdisoft Corporation, a developmental-stage mobile-software developer acquired by Yahoo, Inc. Previously, he held executive positions as SVP of Finance and Administration at SeeCommerce, COO/CFO of Omnis Technology Corp and CFO / SVP of Information Technology at Savoir Technology Group, Inc. (acquired by Avnet, Inc.). Mr. Dorst practiced as a Certified Public Accountant with Coopers & Lybrand (PricewaterhouseCoopers) and holds an MS in Accounting and a BS in Finance from the University of Oregon.

Mark McWilliams, Director. Since June 2007 Mr. McWilliams has served as the CEO of Medipacs, Inc a development stage infusion pump company. Prior to that, from December 2003 to November 2005 he was Director of Cell Imaging and Analysis at Beckman Coulter after the recent sale of Q3DM to Beckman in December 2003. He was President and Chief Executive Officer and Director of Q3DM, from October 2001 to December 2003, a life-sciences startup that raised several angel and venture capital funding rounds that was acquired by Beckman Coulter. Previously, he was founder and COO of Medication Delivery Devices (“MDD”), an alternate care infusion systems company that was acquired by Baxter Healthcare in 1996. Mr. McWilliams served as a VP of Research and Development at Baxter Healthcare for three years following the sale of MDD. Prior to MDD, he served as Product Development Manager at the founding of Block Medical where he was responsible for bringing the company’s first two FDA approved products rapidly to market. Block was sold to Hillenbrand Industries in 1991. He previously worked for Hughes Aircraft, Vacuum General and Martin Marietta. He earned his MSME from the Massachusetts Institute of Technology, his BSME from Northeastern University and holds eight utility patents.

Stanley J. Pappelbaum M.D., Director. Dr. Pappelbaum has been Managing Partner of Pappelbaum, Turner & Associates, a national healthcare consultancy company that advises hospital, medical group, health insurance, and governmental healthcare clients since 2000. Dr. Pappelbaum joined Scripps hospital in 1996 as Chief Transformational Officer in charge of creating and implementing Scripps’ strategic vision of the future. In 1997, he was promoted to Executive Vice President and Chief Operating Officer and, in 1999, he was promoted to President and Chief Executive Officer when the hospital reached annual revenues of over $1 billion. From 1985 to 1995, he was the managing partner of Professional Health Consulting Group, a national company of physician executives who analyzed and managed change for complex not-for-profit healthcare systems clients throughout the United States. From 1969 to 1984, Dr. Pappelbaum taught and practiced Pediatric Cardiology at the University of California, San Diego and at San Diego Children’s Hospital, where he was Chief of Pediatric Cardiology from 1972 to1978. Dr. Pappelbaum completed his undergraduate work at McGill University in Montreal and received his medical degree from the University of British Columbia Faculty of Medicine in Vancouver. He completed his residency in pediatric medicine at Montreal Children’s Hospital of McGill University and did graduate studies in cardiovascular physiology and a fellowship in pediatric cardiology at the University of California, Los Angeles. He also was awarded an Alfred P. Sloan Fellowship at the Massachusetts Institute of Technology where he earned a Master's degree in management (health option).

Chester E. Sievert, Jr., Director. Mr. Sievert has been President of Advanced Photodynamic Technologies since January 2003. He previously worked at SpectraScience as a consultant in June 1996, and subsequently held various executive positions. Mr. Sievert served as Chairman of the Board of SpectraScience beginning in June 1999. He served as President from March 1998, and Chief Executive Officer from January 1999 until December 2001. He then became Executive Vice President of Technology and Chairman of the Board until September 2002. Prior to joining SpectraScience, Mr. Sievert was a founder and President of two medical product companies; ReTech, Inc. from 1980 to 1986; and FlexMedics Corporation from 1986 to 1995. Both Companies were sold to American Endoscopy, Inc. and Phillips Plastics Corporation, respectively. As a former Senior Research Health Scientist on staff at the University of Minnesota Medical School and the Veterans Administration Medical Center, Mr. Sievert has published more than 50 medical journal articles in the fields of gastroenterology, endoscopy and fiber optics. He has also been awarded eight United States and International patents. Mr. Sievert has a Bachelor of Science Degree in Comparative Physiology from the University of Minnesota.

F. Duwaine Townsen, Director.     Mr. Townsen co-founded and is the Managing Partner of EndPoint Late-Stage Fund of San Diego. This fund invested exclusively in late-stage life science companies. Mr. Townsen co-founded the Ventana Growth Funds in 1982 and served as the group’s Managing Partner directing investments in early and middle stage life-science, high-technology and telecommunications companies. Prior to this, Mr. Townsen was the CEO and Chairman of Kay Laboratories, Inc., a medical device company, where he led the company through a successful IPO in 1978 and subsequent sale to American Hospital Supply Corporation in 1981. Following his public accounting experience, Mr. Townsen became a founder and Chief Financial Officer of Oceanographic Engineering Corporation and guided the company to profitability and its sale to Dillingham Corporation in 1967.   Mr. Townsen serves as a director on the board of Sequal Technologies, a privately held high-technology company and has held numerous directorships at private and public companies, some of which included Agouron Pharmaceuticals, Inc., Brooktree Corporation, Cymer, Inc. and Maxim Pharmaceuticals, Inc.  Mr. Townsen began his career with Arthur Young & Co. after graduating from San Diego State University.

Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of the Board are kept informed of our business activities through discussions with the CEO and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Our bylaws provide that each of the directors serves for a term that extends until resignation or replacement.

Independent Directors

Other than Mr. Hitchin all other Directors are considered to be “Independent” as that term is defined by Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market and are considered independent for each of the committees on which such director serves.

Family Relationships and Certain Arrangements

There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understanding between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers, during the past ten years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules.

DIRECTOR COMPENSATION

The Company does not pay directors for Board of Directors’ meetings or committee meetings attended, but reimburses each such director for reasonable travel and out-of-pocket expenses for attendance at these meetings. Should a director be required to expend an extraordinary amount of time performing a Company task, he/she would be compensated at a rate of $100/hour.

Pursuant to the SpectraScience, Inc. Amended 2001 Stock Option Plan, non-employee directors McWilliams, Mulford and Sievert were granted non-qualified stock options to purchase 400,000, 400,000 and 300,000 shares of Common Stock, respectively, on July 26, 2004 at an exercise price of $0.15 per share. Dr. Pappelbaum joined the Board on June 2006 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $1.09 per share. Mr. Pappajohn joined the Board in June 2007 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at $1.10 per share. Governor Tommy Thompson joined the Board on September 20, 2007 and was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.75 per share. In addition, on December 4, 2009, Thompson was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.34 per share. On November 7, 2008 directors McWilliams, Mulford, Pappelbaum and Sievert were each granted non-qualified stock options to purchase 400,000 shares of common stock at an exercise price of $0.38. Mr. Townsen was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.27 per share on July 20, 2009. The exercise prices of the options were based on the prevailing market price (defined as the closing price) of the Common Stock on the date of grant.

The options granted to employee and non-employee directors under the Amended 2001 Stock Option Plan expire ten years from the date of grant (subject to earlier termination in the event of death or termination), are not transferable (except by will or the laws of descent and distribution), and become exercisable in three equal annual installments commencing on the date of grant except for the November 7, 2008, July 20, 2009 and December 4, 2009 grants which commence vesting in three equal annual amounts one year from the date of grant.

The following table shows the compensation earned by each of our non-employee directors as of the year ended December 31, 2009:

Name	Option Awards ($)		Total
Mark McWilliams (1) (2)	$42,624	(2)	$46,624
Rand Mulford (3)	$16,271	(3)	$16,271
John Pappajohn (4)	$60,269	(4)	$60,269
Stanley J. Pappelbaum, M.D. (1) (5)	$42,624	(5)	$42,624
Chester Sievert (6) (7)	$42,624	(7)	$42,624
Tommy Thompson (8) (9)	$95,566	(9)	$95,566
F. Duwaine Townsen (8)(10)	$13,472	(10)	$13,472

(1)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2009 are 0 and 800,000.
(2)
On November 7, 2008, Mr. McWilliams was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each annual anniversary date from initial grant and will be fully vested on November 7, 2011. The $42,624 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2009.

(3)
On November 7, 2008, Mr. Mulford was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from initial grant and will be fully vested on November 7, 2011. The $16,271 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2009. Mr. Mulford resigned from the Board of Directors on May 18, 2009.

(4)
Mr. Pappajohn was granted a ten-year stock option to purchase 400,000 shares of Common Stock at an exercise price of $1.10 per share on June 18, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on June 18, 2009. The $60,279 represents the related non-cash stock option expense recognized for the fiscal year ended December 31, 2009. Mr. Pappajohn elected not to stand for re-election at the Company’s Annual Meeting of Shareholders held September 21, 2009.

(5)
On November 7, 2008, Dr. Pappelbaum was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $42,624 represents the non-cash expense recognized for the fiscal year ending December 31, 2009.

(6)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2009 are 0 and 700,000.
(7)
On November 7, 2008, Mr. Sievert was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $42,624 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2009.

(8)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2009 are 0 and 400,000.
(9)
Mr. Thompson was granted a ten-year stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.75 per share on September 20, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on September 20, 2009. On December 4, 2009, Mr. Thompson was granted a ten-year stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.34 per share. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on December 4, 2012.The $95,566 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2009. Mr. Thompson resigned from the Board of Directors effective December 17, 2009.

(10)
On July 20, 2009, Mr. Townsen was granted a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $0.27 per share. The option vests one-third on each anniversary date from initial grant and will be fully vested on July 20, 2012. The $13,472 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Option Awards ($)		Total ($)
Jim Hitchin - (1)	2009	$88,929	$-		$88,929
Chairman, President and CEO	2008	$161,915	-		$161,915
Jim Dorst – CFO (2)	2009	$160,101	$88,798	(3)	$248,899
	2008	$152,885	144,297	(4)	297,182

(1)
Mr. Hitchin is the Company’s Chairman, President and CEO. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangements.

(2)
Mr. Dorst became the Company’s Vice President of Finance and Chief Financial Officer on December 3, 2007. He does not have a written employment agreement, his salary is not dependent on performance targets, goals or other conditions and he is not subject to any severance or change in control arrangements.

(3)
The $88,798 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2009. Please see Note 3 to the notes to the consolidated financial statements for the assumptions used to value stock options.

(4)	The $144,297 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

Outstanding Equity Awards at Fiscal Year End. The following table describes the outstanding stock option grants to executive officers and required additional individuals at fiscal year end. There are no Stock Awards issued or outstanding.

	Outstanding Equity Awards at Fiscal Year End Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jim Hitchin	-	-	-	-	-
Jim Dorst	400,000	-	-	$0.90	09/07/17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 29, 2010, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our Common Stock, (2) each of our directors, (3) each named executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the Common Stock is determined in accordance with the rules of the SEC and includes any shares of Common Stock over which a person exercises shared or sole voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of January 29, 2010. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 70,142,615 shares of Common Stock outstanding as of January 29, 2010, plus for each individual, any securities that individual has the right to acquire within 60 days of January 29, 2010.

Unless otherwise indicated below, the address of each principal shareholder is c/o SpectraScience, Inc., 11568-11 Sorrento Valley Road, San Diego, California 92121.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
EuclidSR Partners, LP (4)	8,776,371	12%
Jim Hitchin (2) (3)	8,851,149	12
Chester E. Sievert (3) (5)	633,333	1
Mark McWilliams (3) (6)	741,666	1
Stanley Pappelbaum M.D. (3) (6)	583,000	*
F. Duwaine Townsen (3)	-	*
Jim Dorst (2) (7)	400,000	*
Directors and executive officers, as a group (six persons)	11,209,148	16%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by him or her.

(2)	Executive Officer

(3)	Director

(4)
EuclidSR Partners, LP owns 6,143,404 shares of Common Stock and is affiliated by common control with EuclidSR Biotechnology Partners, which together own 8,776,371 shares. The business address for all Euclid affiliated entities is 45 Rockefeller Plaza, Suite 3240, New York, New York 10111.

(5)	Includes 433,333 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(6)	Includes 533,333 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(7)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two fiscal years, there have been no transactions or series of transactions between us and our executive officers, directors, and the beneficial owners of 5% or more of our Common Stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation”.

Other than Mr. Hitchin, the remaining directors of the Company are independent in that they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. No independent director has a business or family relationship with another director to the best of management’s knowledge.

LEGAL PROCEEDINGS

We may be involved from time to time in various claims, lawsuits, and disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are not aware of any material pending legal proceedings involving our Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 160,000,000 shares of Common Stock, par value $0.01 per share, 40,000,000 of undesignated shares of capital stock (“Undesignated Shares”) and 25,000,000 shares of Preferred Stock. As of January 29, 2010 there were issued and outstanding 70,142,615 shares of our Common Stock; no other class of security was outstanding as of that date.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our Company, the holders of our Common Stock will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding shares of Common Stock are, and all of our shares of Common Stock offered for sale under this Prospectus will be, validly issued, fully paid and non-assessable.

Preferred Stock

From May through December 2009, the Company sold and has outstanding 25,000,000 shares of Preferred Stock inclusive of an 8% cumulative dividend payable on December 31 of each year. The Preferred Stock carries a cumulative 8% dividend which accrues per annum and is payable each December 31 in cash or, at the election of the Board of Directors of the Company, in Common Stock of the Company.

In the event of Liquidation of the Company, holders of any then unconverted shares of the Preferred Stock will be entitled to receive the Liquidation Preference Amount before holders of Common Stock are entitled to receive any portion of the consideration available from the liquidation of the Company. For the purposes hereof, the “Liquidation Preference Amount” shall be equal to the sum of: (i) the purchase price of any then unconverted Preferred Stock, and (ii) any accrued and unpaid dividends thereon.

Holders of the Preferred Stock may convert into shares of Common Stock at their option at any time, in whole or in part, at an initial conversion price equal to $0.20 per share of Common Stock (the “Conversion Price”). The Conversion Price will be adjusted proportionately for all stock splits, dividends, recapitalizations, reclassifications, payments made to common stock holders and other similar events. Holders of the Preferred Stock will be obligated to convert their Preferred Stock into shares of Common Stock at the Conversion Price in the event (“Mandatory Conversion Date”) of either (i) an underwritten public offering of Common Stock of not less than $10 million gross proceeds and, in connection therewith, the Common Stock becoming traded on the NYSE, NYSE AMEX or the NASDAQ National Market System or (ii) written direction of the holders of at least 67% of the Preferred Shares issued and outstanding at the time, or (iii) at such time as: (x) the shares are freely tradable (either under Rule 144 or an effective registration statement covering the Conversion Shares), and (y) the Common Stock of the Company has:

•	Had an average closing price for each of the 10 business days prior to the Mandatory Conversion Date of not less than 100% of the then applicable Conversion Price; and
•	Had an average daily trading volume for each of the 10 business days prior to the Mandatory Conversion Date of not less than 50,000 shares.

Stock Options and Warrants Convertible into Common Stock

As of January 29, 2010, there were outstanding stock options entitling the holders to purchase 7,350,000 shares of Common Stock at a weighted average exercise price of $0.58 per share and warrants entitling the holders to purchase up to 15,787,966 shares of Common Stock at a weighted average exercise price of $0.33 per share. As of January 29, 2010 the Company has an additional 3,171,392 option shares available for grant. Warrants to purchase 15,000,000 shares of Common Stock, subject to registration under this Prospectus, were issued from May to December of 2009, have five-year lives, an average exercise price of $0.31 and a cashless exercise provision.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Description of Market

Our Common Stock is quoted on the OTCBB under the symbol SCIE.OB. The last reported bid price of the Common Stock on January 29, 2010 was $0.40.

The following table sets forth for the calendar period indicated; the quarterly high and low bid prices of our Common Stock as reported by the OTC:BB. The prices represent quotations between dealers, without adjustment for retail markup, markdown or commission, and do not necessarily represent actual transactions.

	BID PRICE
PERIOD	HIGH	LOW
2009:
Fourth Quarter	$0.50	$0.31
Third Quarter	1.77	0.25
Second Quarter	0.75	0.18
First Quarter	0.28	0.15

2008:
Fourth Quarter	$0.50	$0.21
Third Quarter	0.68	0.40
Second Quarter	1.01	0.61
First Quarter	1.05	0.70

On January 29, 2010 we had approximately 800 registered shareholders of record of the 70,142,615 shares of our Common Stock. We estimate that there are approximately 4,000 beneficial shareholders of our Common Stock.

Dividend Policy

To date, we have not declared or paid cash dividends on our Common Stock or our Preferred Stock. As described herein, the Preferred Stock carries an 8% cumulative dividend payable December 31, each year. The current policy of the Board of Directors is to retain any earnings to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board may deem relevant at the time. We intend to retain all future earnings to finance future growth and therefore, do not anticipate paying any cash dividends in the foreseeable future.

The following table sets forth as of January 29, 2010, information on our equity compensation plans in effect as of that date.

EQUITY COMPENSATION PLAN INFORMATION
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,350,000	$0.58	3,171,392

Equity compensation plans not approved by security holders	-	-	N/A
Totals	7,350,000	$0.58	3,171,392
(1) Net of equity instruments forfeited, exercised or expired.

2001 Amended Stock Option Plan

Our 2001 Amended Stock Option Plan (the "Option Plan") provides for the grant of incentive stock options (ISOs") to our employees (who may also be directors) and nonqualified stock options ("NSOs") to non-employee directors, consultants, customers, vendors or providers of significant services. The Option plan expires on January 30, 2011. The exercise price of any ISO may not be less than the fair market value of the common stock on the date of grant and the term shall not exceed ten years. The amount reserved under the Option Plan equals 15% of the outstanding shares of the Company totaling 10,521,392 at January 29, 2010. At January 29, 2010, we had had option grants outstanding for 7,350,000 common shares under the Plan, with 3,171,392 available for future issuance.

The Company’s Option Plan provides that the number of shares of common stock available for issuance under the plan shall always equal 15% of the number of shares of common stock of the Company issued and outstanding.

THE SELLING SHAREHOLDERS

The following table presents information regarding the Selling Shareholders.  Neither the Selling Shareholders nor any of their affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering (1)	Percentage of Outstanding Shares Beneficially Owned After Offering
Abadjom As Corp. (2)	942,847	1%	942,847	*
William and Patricia Andrew (3)	376,750	*	376,750	*
Daniel F. Barkow (4)	754,000	1	754,000	*
William Barkow (5)	857,208	1	857,208	*
IRA fbo John Bivona (6)	1,763,194	2	1,763,194	*
Thomas R. and Dana Bollinger (7)	377,556	*	377,556	*
Christine Caridi (8)	10,000	*	10,000	*
Adolfo and Donna Carmona (9)	3,924,611	4	3,924,611	*
Carnahan Trust, Laurie and Kevin Carnahan TTE (10)	3,896,343	4	3,896,343	*
Gus Chafoulias (11)	50,000	*	50,000	*
Andrew C. Chafoulias (12)	426,750	*	426,750	*
Tom Charbonneau (13)	1,057,789	1	1,057,789	*
Toqir Choudri (14)	25,000	*	25,000	*
John Cotter (15)	376,722	*	376,722	*
Joseph Dempsey (16)	25,000	*	25,000	*
Susan Diamond (17)	10,000	*	10,000	*
Emilio DiSanluciano (18)	50,000	*	50,000	*
Vernon James Ellis (19)	3,019,333	3	3,019,333	*
Dr. Dale Geiss BNC IRA (20)	425,278	*	425,278	*
Carl George (21)	50,000	*	50,000	*
Joseph Giamanco (22)	379,861	*	379,861	*
Eloise Gretz (23)	377,553	*	377,553	*
Lars Henricksen (24)	754,389	1	754,389	*
Richard L. and Kathryn V. Hexum (25)	762,389	1	762,389	*
William R. and Joanne S. Jellison (26)	3,016,167	3	3,016,167	*
Chris H. Jorgensen (27)	377,306	*	377,306	*
Pradeep Kaul (28)	754,972	1	754,972	*
Charles Keefe (29)	225,967	*	225,967	*
Ryan Kompelien (30)	379,333	*	379,333	*
Bernard Krooks (31)	25,000	*	25,000	*
Kristian Kvam (32)	1,508,778	2	1,508,778	*
Ken Lacey (33)	753,667	1	753,667	*
Maya Lawler (34)	10,000	*	10,000	*
Mitchell Littman (35)	25,000	*	25,000	*
Arthur Lynch (36)	25,000	*	25,000	*
James Lynch (37)	25,000	*	25,000	*
Charles Mader (38)	377,306	*	377,306	*
Frank Mazzola (39)	915,709	1	915,709	*
Robert A. Melnick (40)	188,500	*	188,500	*
Randall S. Miller (41)	490,894	*	490,894	*
Sheldon L. Miller (42)	1,243,412	1	1,243,412	*
Dale Ragan (43)	1,143,750	1	1,143,750	*
Arne Ramstad (44)	753,667	1	753,667	*
Redwood Management, Inc. (45)	750,556	1	750,556	*
Jan Rehnman (46)	753,611	1	753,611	*
Jan Age Ronnestad (47)	830,133	1	830,133	*
Mario Sceusa (48)	5,000	*	5,000	*
Robert Schmidt (49)	75,589	*	75,589	*
Bruce Seyburn (50)	753,444	1	753,444	*
Dale W. Sobeck (51)	1,208,178	1	1,208,178	*
Per Erick Stromso (52)	1,508,556	2	1,508,556	*
David Stutzman (53)	150,689	*	150,689	*
Lennart Ulvskog (54)	753,889	1	753,889	*
Natan and Miryam Vishlinsky (55)	527,567	*	527,567	*
		*		*
Total	40,249,213	36%	40,249,213	*

* less than 1.0%

(1)
Applicable percentage of ownership is based on 110,391,828 shares of our Common Stock outstanding as of January 29, 2010, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of January 29, 2010 for the selling shareholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 625,000 shares of Common Stock underlying Preferred Stock shares owned, 312,500 shares of Common Stock underlying common stock warrant and 5,347 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(3)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 1,750 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(4)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 4,000 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(5)	Includes 857,208 shares of Common Stock underlying Agent Warrants.
(6)
Includes 1,000,000 shares of Common Stock underlying Preferred Stock shares owned, 500,000 shares of Common Stock underlying common stock warrants, 242,083 shares of Common Stock underlying Agent Warrants, and 21,111 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(7)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 2,556 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(8)	Includes 10,000 shares of Common Stock underlying Agent Warrants.
(9)
Includes 2,600,000 shares of Common Stock underlying Preferred Stock shares owned, 1,300,000 shares of Common Stock underlying common stock warrant and 24,611 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(10)
Includes 2,585,000 shares of Common Stock underlying Preferred Stock shares owned, 1,292,500 shares of Common Stock underlying common stock warrant and 18,843 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(11)	Includes 50,000 shares of Common Stock underlying Agent Warrants.
(12)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrants, 50,000 shares of Common Stock underlying Agent Warrants, and 1,750 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(13)
Includes 700,000 shares of Common Stock underlying Preferred Stock shares owned, 350,000 shares of Common Stock underlying common stock warrant and 7,789 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(14)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(15)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 1,722 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(16)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(17)	Includes 10,000 shares of Common Stock underlying Agent Warrants.
(18)	Includes 50,000 shares of Common Stock underlying Agent Warrants.
(19)
Includes 2,000,000 shares of Common Stock underlying Preferred Stock shares owned, 1,000,000 shares of Common Stock underlying common stock warrant and 19,333 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(20)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant, 50,000 shares of Common Stock underlying Agent Warrants, and 278 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(21)	Includes 50,000 shares of Common Stock underlying Agent Warrants.
(22)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 4,861 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(23)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 2,553 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(24)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 4,389 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(25)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 12,389 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(26)
Includes 2,000,000 shares of Common Stock underlying Preferred Stock shares owned, 1,000,000 shares of Common Stock underlying common stock warrant and 16,167 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(27)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 2,306 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(28)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 2,194 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(29)
Includes 150,000 shares of Common Stock underlying Preferred Stock shares owned, 75,000 shares of Common Stock underlying common stock warrant and 967 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(30)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 4,333 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(31)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(32)
Includes 1,000,000 shares of Common Stock underlying Preferred Stock shares owned, 500,000 shares of Common Stock underlying common stock warrant and 8,778 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(33)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 3,667 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(34)	Includes 10,000 shares of Common Stock underlying Agent Warrants.
(35)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(36)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(37)	Includes 25,000 shares of Common Stock underlying Agent Warrants.
(38)
Includes 250,000 shares of Common Stock underlying Preferred Stock shares owned, 125,000 shares of Common Stock underlying common stock warrant and 2,306 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(39)	Includes 915,709 shares of Common Stock underlying Agent Warrants.
(40)
Includes 125,000 shares of Common Stock underlying Preferred Stock shares owned, 62,500 shares of Common Stock underlying common stock warrant and 1,000 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(41)
Includes 325,000 shares of Common Stock underlying Preferred Stock shares owned, 162,500 shares of Common Stock underlying common stock warrant and 3,394 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(42)
Includes 790,000 shares of Common Stock underlying Preferred Stock shares owned, 395,000 shares of Common Stock underlying common stock warrant, 50,000 shares of Common Stock underlying Agent Warrants, and 8,412 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(43)
Includes 750,000 shares of Common Stock underlying Preferred Stock shares owned, 375,000 shares of Common Stock underlying common stock warrant and 18,750 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(44)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 3,667 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(45)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 556 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(46)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 3,611 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(47)
Includes 550,000 shares of Common Stock underlying Preferred Stock shares owned, 275,000 shares of Common Stock underlying common stock warrant and 5,133 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(48)	Includes 5,000 shares of Common Stock underlying Agent Warrants.
(49)
Includes 50,000 shares of Common Stock underlying Preferred Stock shares owned, 25,000 shares of Common Stock underlying common stock warrant and 589 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(50)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 3,444 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(51)
Includes 800,000 shares of Common Stock underlying Preferred Stock shares owned, 400,000 shares of Common Stock underlying common stock warrant and 8,178 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(52)
Includes 800,000 shares of Common Stock underlying Preferred Stock shares owned, 400,000 shares of Common Stock underlying common stock warrant and 8,178 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(53)
Includes 100,000 shares of Common Stock underlying Preferred Stock shares owned, 50,000 shares of Common Stock underlying common stock warrant and 689 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(54)
Includes 500,000 shares of Common Stock underlying Preferred Stock shares owned, 250,000 shares of Common Stock underlying common stock warrant and 5,133 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

(55)
Includes 350,000 shares of Common Stock underlying Preferred Stock shares owned, 175,000 shares of Common Stock underlying common stock warrant and 2,567 shares of Common Stock paid as a dividend under the terms of the Preferred Stock.

PLAN OF DISTRIBUTION

The Common Stock offered by this Prospectus is being offered by the Selling Shareholders. The Common Stock may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this Prospectus may be affected in one or more of the following methods:

-	ordinary brokers’ transactions;
-	transactions involving cross or block trades;
-	through brokers, dealers, or underwriters who may act solely as agents;
-	“at the market” into an existing market for the Common Stock;
-	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
-	in privately negotiated transactions; or
-	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholders and/or purchasers of the Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Shareholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a Prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Shareholders, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents, which will be paid by the Selling Shareholders.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Shareholders or at the time that the shares included in this Prospectus become freely tradable.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Wells Fargo Shareowner Services, located at 161 N. Concord Exchange, South Saint Paul, Minnesota 55075. Their telephone number is (800) 468-9716.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our Common Stock also file reports relative to the acquisition or disposition of our Common Stock or acquisition, disposition or exercise of our Common Stock purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this Prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC, as mentioned above.

LEGAL MATTERS

The validity of the shares offered hereby was passed upon for our Company by Fredrikson & Byron P.A., 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402.

EXPERTS

Our consolidated financial statements as of December 31, 2008 included or referred to in this Prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm and are included in this Prospectus in reliance on this firm as experts in accounting and auditing.

Our consolidated financial statements as of and for the year ended December 31, 2007 were audited by J.H. Cohn LLP, independent registered public accounting firm and are included in this Prospectus in reliance on this firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers or persons controlling the registrant under the registrant’s Articles of Incorporation or Bylaws, as amended, or applicable state corporate law, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement.

Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Securities and Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

CONSOLIDATED FINANCIAL STATEMENTS OF SPECTRASCIENCE, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
SpectraScience, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of SpectraScience, Inc. and subsidiary as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpectraScience, Inc. and subsidiary as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and negative cash flows from operating activities from its inception. As of December 31, 2008, management believes that the Company will require additional financing to fund its operations, but cannot assure that such financing will be available. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management’s assessment of the effectiveness of SpectraScience, Inc’s internal control over financial reporting as of December 31, 2008, included in the management’s report included in Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen

Des Moines, Iowa
March 30, 2009

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
SpectraScience, Inc.

We have audited the accompanying consolidated balance sheet of SpectraScience, Inc. and subsidiary as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpectraScience, Inc. and subsidiary as of December 31, 2007, and their results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

San Diego, California
March 27, 2008

SpectraScience, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2008 and 2007

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$1,618,181	$5,188,177
Accounts receivable	23,877	-
Inventories	465,881	1,044,856
Prepaid expenses and other current assets	85,344	41,437
Total current assets	2,193,283	6,274,470

Fixed assets, net	1,876,738	943,482
Patents, net	3,165,550	3,415,117

TOTAL ASSETS	$7,235,571	$10,633,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$345,762	$155,051
Accrued expenses	88,081	12,463
Total liabilities	433,843	167,514

COMMITMENTS

STOCKHOLDERS’ EQUITY
Undesignated capital stock, undesignated par value, 22,750,000 shares authorized at December 31, 2008 and 2007, none issued	-	-

Series A Convertible Preferred Stock, $.01 par value:
Authorized - 2,250,000 shares at December 31, 2008 and 2007. Issued and outstanding 0 and 2,000,000 shares, respectively	-	20,000

Common stock, $.01 par value:
Authorized — 100,000,000 shares
Issued and outstanding—68,613,598 and 58,992,994 shares at December 31, 2008 and 2007, respectively	686,136	589,929
Additional paid-in capital	17,835,865	16,430,997
Accumulated deficit	(11,720,273)	(6,575,371)
TOTAL STOCKHOLDERS’ EQUITY	6,801,728	10,465,555
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,235,571	$10,633,069

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007

Revenue	$60,560	$-
Cost of revenue	27,130	-
Gross profit	33,430

Operating expenses:
Research and development	2,220,007	796,944
General and administrative	2,280,867	1,634,109
Sales and marketing	803,888	589,535
Total operating expenses	5,304,762	3,020,588
Operating loss	(5,271,332)	(3,020,588)

Other income, net	126,430	46,003
Net loss	(5,144,902)	(2,974,585)
Deemed dividend on preferred stock	-	(1,000,000)
Net loss applicable to common stockholders	$(5,144,902)	$(3,974,585)
Basic and diluted net loss per share	$(0.08)	$(0.10)
Weighted average common shares outstanding	66,344,469	41,699,789

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2008 and 2007

	Preferred Stock		Common Stock		Additional Paid-In	Deficit	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Accumulated	Equity
Balance, December 31, 2006			38,370,087	$383,701	$2,742,888	$(2,600,786)	$525,803

Stock based compensation – consultants					571,767		571,767
Stock based compensation – employees					829,329		829,329
Stock options exercised			10,000	100	1,400		1,500
Issuance of common stock at $0.50 per share			2,270,000	22,700	1,112,300		1,135,000
Issuance of preferred stock and warrants at $0.50 per share, net of expenses	2,000,000				973,021		973,021
Deemed dividend on preferred stock		$20,000			980,000	(1,000,000)
Issuance of common stock for the assets of LUMA Imaging Corp.			11,200,000	112,000	4,912,783		5,024,783
Sale of common stock at $0.70 per share			7,142,857	71,428	4,307,509		4,378,937
Net loss						(2,974,585)	(2,974,585)
Balance, December 31, 2007	2,000,000	$20,000	58,992,944	$589,929	$16,430,997	$(6,575,371)	$10,465,555
Stock based compensation – consultants					51,955		51,955

Stock based compensation – employees					940,268		940,268

Stock options exercised			20,000	200	2,800		3,000
Sale of common stock at $0.70 per share			736,856	7,369	437,983		445,352
Conversion of Series A Preferred Stock	(2,000,000)	(20,000)	8,000,000	80,000	(60,000)		-

Conversion of Series A Preferred Stock Warrants			753,798	7,538	(7,538)		-

Common Stock issued for Services			110,000	1,100	39,400		40,500

Net loss						(5,144,902)	(5,144,902)
Balance, December 31, 2008	-	$-	68,613,598	$686,136	$17,835,865	$(11,720,273)	$6,801,728

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(5,144,902)	$(2,974,585)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	281,594	57,198
Stock-based compensation employees	940,268	829,329
Stock-based compensation consultants	51,955	571,767
Gain on disposal of fixed assets	-	(7,150)
Fair market value of common stock issued for services	40,500	-
Changes in operating assets and liabilities:
Accounts receivable	(23,877)	-
Inventory	(179,172)	-
Prepaid expenses and other assets	(43,907)	(36,909)
Accounts payable	190,711	97,362
Accrued compensation and taxes	75,618	3,177
Net cash used in operating activities	(3,811,212)	(1,459,811)

INVESTING ACTIVITIES:
Acquisition of fixed assets	(207,136)	(22,422)
Proceeds from the sale of assets	-	7,150
Net cash used in investing activities	(207,136)	(15,272)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	445,352	5,513,937
Net proceeds from issuance of preferred stock	-	973,021
Proceeds from exercise of stock options	3,000	1,500
Net cash provided by financing activities	448,352	6,488,458
Net increase (decrease) in cash and cash equivalents	(3,569,996)	5,013,375

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,188,177	174,802

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,618,181	$5,188,177

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock for assets of LUMA Imaging Corp.	$-	$5,024,783
Reclassification of inventory to long-term assets	$758,147	$-

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 1: Organization and Description of Business

SpectraScience, Inc. was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. The “Company”, hereinafter, refers to SpectraScience, Inc. and its wholly owned subsidiary Luma Imaging Corporation. From 1996, the Company primarily focused on developing the WavSTAT Optical Biopsy System (“WavSTAT System”).

The Company has developed and received FDA approval to market a proprietary, minimally invasive technology that optically illuminates tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to remove the subject cell tissue from the body to make such determinations. The WavSTAT System operates by using cool, safe UV laser light to optically illuminate and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancer, and if warranted, to begin immediate treatment during the same procedure. The WavSTAT is FDA approved for colon cancer detection.

On November 6, 2007, the Company acquired the assets of Luma Imaging Corporation (“LUMA”) in an equity transaction accounted for as an acquisition of assets and now operates LUMA as a wholly owned subsidiary of the Company. LUMA had acquired the assets from a predecessor company that had developed, and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the Company’s existing WavSTAT System technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. LUMA received FDA approval as an adjunct to colposcopy in March 2006.

To effect the LUMA acquisition the Company issued 11,200,000 restricted common shares valued at approximately $5,000,000. The valuation of the consideration of the approximate $5,000,000 was determined based on the underlying value of assets received which totaled $5,024,783, or $0.45 per share. The Company received assets including patents, inventory and equipment. The Company capitalized $3,226,000 for the fair value of the 28 patents acquired. The capitalized amounts were determined based upon a market-based forecast approach which utilized comparable assumed royalty revenue streams over several possible scenarios. Forecast cash flows were then discounted to present value to determine valuation. Inventories and equipment acquired were determined to have fair values of approximately $874,000 and $924,000, respectively.

In the third fiscal quarter of 2008, the Company began selling its products and is no longer a development stage company.

Note 2: Going Concern

The Company has recently begun marketing its products. As of December 31, 2008, the Company had working capital of $1,759,440 and cash and cash equivalents of $1,618,181. On January 30, 2009, the Company entered into a Common Stock Purchase Agreement with Fusion Capital Fund II (See Note 12). Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period. However, if the Company does not receive these funds in a timely manner, the Company may not be able to continue as a going concern. The Company may not be able to find alternative capital or raise capital or debt on terms that are acceptable. Management believes that if the Fusion Capital Agreement occurs as expected, such proceeds will be sufficient to allow the Company to sustain operations until it attains profitability and positive cash flows from operations. However, the Company may incur unknown expenses, or the Company may not be able to meet the revenue forecasts which will require the Company to seek additional capital. In such event, the Company may not be able to find such capital or raise capital or debt on terms that are acceptable.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3: Significant Accounting Policies

Revenue Recognition

We recognize revenue, net of discounts, from sales of our medical devices and from sales of disposable supplies related to our medical devices, when products have been shipped, when title transfers, when the selling price is fixed or determinable, and when collection of the resulting receivable is reasonably assured. Terms of sale for sales are FOB origin, reflecting that title and risk of loss are assumed by the purchaser at the shipping point.

Consolidation

The accompanying consolidated financial statements include the accounts of SpectraScience, Inc. and its wholly-owned subsidiary Luma Imaging Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Significant estimates made by management include, among others, realization of long-lived assets, assumptions used to value stock options, assumptions used to value the common stock issued and the assets acquired in the LUMA acquisition and the realization of intangible assets. Actual results could differ from those estimates.

Cash Equivalents

Highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed insured limits. At December 31, 2008, the Company had no cash balances in excess of insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash equivalent accounts.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”), 123(R), “Share-Based Payment”, (“SFAS 123(R)”) which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) requires an issuer to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. SFAS 123(R) became effective for the Company commencing January 1, 2006 using the modified prospective method. The Company previously adopted the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” prospectively for all employee and consultant awards granted, modified, or settled by the Successor Company on August 2, 2004. Accordingly, SFAS 123(R) has not had a material impact on the Company’s consolidated financial statements.

 In accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods of Services,” all issuances of common stock, stock options or other equity instruments to non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity over the applicable service periods through the vesting date based on the fair value of the options at the end of each period.

For the years ended December 31, 2008 and 2007, stock-based compensation was approximately $992,000 and $1,401,000, respectively. In fiscal 2008, stock option expense was approximately $430,000 for research and development, $495,000 in general and administration and $67,000 in sales and marketing. In fiscal 2007, stock option expense was approximately $162,000 in research and development, $982,000 in general and administrative and $257,000 in sales and marketing.

At December 31, 2008, the Company has one stock-based employee compensation plan (the “Option Plan"), which is described more fully in Note 7 of the consolidated financial statements.

The fair value of options granted were estimated at the date of grant using a Black-Scholes option-pricing model which includes several variables including expected life, risk free interest rate, expected stock price volatility, stock option exercise patterns and expected dividend yield. The Company also must estimate forfeitures for employee stock options. The following average assumptions were used to value non-employee options in the past two years:

	2008	2007
Expected life	5 years	5 years
Risk-free interest rate	2.63%	4.10%
Expected volatility	125%	138%
Expected dividend yield	0%	0%

Management used the following assumptions to value employee options over the past two years:

	2008	2007
Expected life	5 years	5 years
Risk-free interest rate	2.21%	4.00%
Expected volatility	123%	138%
Expected dividend yield	0%	0%

In addition to the above, management estimated the forfeitures on employee options under the Option Plan would have negligible effects because such forfeitures would be a very small percentage. Management believes that options granted have been to a group of individuals that have a high desire to see the Company succeed and have aligned themselves to that end.

The expected lives used in the calculations were selected by management based on past experience, forward looking profit forecasts and estimates of what the trading price of the Company’s stock might be at different future dates. Risk-free interest rates used are the 5-year U.S. Treasury rate as published for the applicable measurement dates.

Volatility is a calculation based on the Company’s stock price and volume as calculated since the beginning of the Successor Company and becomes a risk-measurement component included in the Black-Scholes calculation of estimated fair value. Management computed and tested its volatility calculation for reasonableness and found it to be acceptable based on a number of factors including the Company’s current market capitalization and comparisons to other companies similar to SpectraScience, Inc.

Patents

The Company accounts for acquired intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). On August 2, 2004, at the inception of the Successor Company, the Company capitalized $290,000 to value eight WavSTAT System patents. On November 6, 2007, coincident with the acquisition of the LUMA assets, the Company capitalized an additional $3,226,000 to value the 28 patents acquired. In both cases, the capitalized amounts were determined based upon a market-based forecast approach which utilized comparable assumed royalty revenue streams over several possible scenarios. These forecast cash flows were then discounted to present value to determine valuation.

All patents are amortized over the shorter of their remaining legal lives or estimated economic lives. When acquired, the WavSTAT System patents had an average remaining useful life of 14 years, while the LUMA patents had an average remaining life of approximately 16 years. Amortization expense associated with patents for the fiscal years ended December 31, 2008 and 2007 was $249,567 and $53,945, respectively. Patents are reported net of accumulated amortization of $350,450 and $100,883 at December 31, 2008 and 2007, respectively. Amortization expense in each of the five years subsequent to December 31, 2008 is expected to approximate $250,000 per year.

Research and Development

Research and development costs are expensed as incurred. There may be cases in the future where certain research and development costs such as software development costs are capitalized. For the years ended December 31, 2008 and 2007, research and development costs were $2,220,007 and $796,944, respectively.

Accounts Receivable

Receivables are carried at original invoice amount less payment received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after payment date as specified on the invoice. We determine allowance for doubtful accounts by regularly evaluating individual receivables and considering a creditor’s financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of previously written off receivables previously written off are recorded when received.

Inventories

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to three years. For the years ended December 31, 2008 and 2007, depreciation expense was $32,027 and $3,253, respectively. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale, retirement or disposal of fixed assets, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss recorded to the consolidated statements of operations. The fixed asset account balance at December 31, 2008 and 2007 includes approximately $1,837,000 and $924,000 of LUMA equipment and parts, respectively. The LUMA equipment will be depreciated at the time the machines are placed into service.

Fair Value of Financial Instruments

The carrying amount of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their estimated fair values due to the short-term maturities of those financial instruments.

Long-Lived Assets

SFAS No.144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. The Company believes no impairment exists at December 31, 2008.

Earnings (Loss) Per Share

Under SFAS No. 128 "Earnings Per Share", basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For all periods presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be antidilutive. Potentially dilutive shares of common stock that have been excluded from the calculation of the weighted average number of dilutive common shares. For the year ended December 31, 2008, there were 525,000 additional potentially dilutive shares of common stock. These additional shares include the common stock equivalent effect of 787,966 outstanding warrants and 8,150,000 options. For the year ended December 31, 2007, there were 11,486,658 additional potentially dilutive shares of common stock due primarily to the effect of outstanding convertible preferred stock and stock options.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes are recognized for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred income taxes are also recognized for net operating loss carryforwards that are available to offset future taxable income and research and development credits. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In July 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which applies to all tax positions related to income taxes subject to SFAS 109, “Accounting for Income Taxes”. FIN 48 requires a new evaluation process for all tax positions taken. If the probability for sustaining said tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement. FIN 48 requires expanded disclosure at each annual reporting period unless a significant change occurs in an interim period. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings. The Company has completed its initial evaluation and implementation of the impact of the January 1, 2007 adoption of FIN 48 and determined that the Company does not have uncertain tax positions on its 2004, 2005, 2006 and 2007 tax returns. Based on evaluation of the 2008 transactions and events, the Company does not have any material uncertain tax positions that require measurement. Because the Company had a full valuation allowance on its deferred tax assets as of December 31, 2008 and 2007, the Company has not recognized any tax benefits since inception.

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2008 or 2007, and have not recognized interest and/or penalties in the consolidated statement of operations for the years ended December 31, 2008 or 2007.

We are subject to taxation in the U.S. and the state of California. All of our tax years are subject to examination by the US and California tax authorities due to the carryforward of unutilized net operating losses.

Recent Accounting Pronouncements

In June 2008, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” which provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF Issue No. 07-5 provides for a two-step approach for the evaluation of a financial instrument’s contingent exercise and settlement provisions to determine if the instrument is indexed to an entity’s own stock. The Task Force reached a consensus that this Issue should be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The Company had no instruments subject to EITF Issue No. 07-05 on December 31, 2008.

 In December 2007, the FASB issued No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any non-controlling interest in the acquiree at the acquisition date and be measured at the fair value as of that date. This includes the measurement of the acquirer’s shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. SFAS 141(R) will be effective for the Company on January 1, 2009 and is to be applied prospectively. Early adoption is not permitted. Management is currently assessing the impact, if any, that SFAS 141(R) may have on the Company.

In November 2007, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”) which requires participants in a collaboration to make separate disclosures regarding the nature and purpose of an arrangement, their rights and obligations under the arrangement, the accounting policy for the arrangement and the income statement classification and amounts arising from the arrangement between participants for each period an income statement is presented. EITF 07-1 is effective for us beginning in the first quarter of fiscal year 2009. We are currently evaluating the impact of the provisions of EITF 07-1 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

In June 2007, the EITF ratified a consensus on EITF Issue No. 07-3 (“EITF 07-3”), “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities,” which concluded that non-refundable advance payments for goods or services for use in research and development activities should be deferred and capitalized. EITF 07-3 is effective for us beginning in the first quarter of fiscal year 2008. We are currently evaluating the impact of the provisions of EITF 07-3 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

Other accounting standards that may have been issued or proposed by the FASB or other standards-setting bodies have had no significant impact on the Company’s consolidated financial statements.

Note 4: Inventories

Inventories consisted of the following at December 31, 2008 and 2007, respectively:
	December 31,
	2008	2007
Raw Materials	$205,651	$986,740
Finished Goods	260,230	58,116
Total inventories	$465,881	$1,044,856

Note 5: Income Taxes

The significant components of deferred tax assets as of December 31, 2008 and 2007 are shown below. A valuation allowance has been established to offset the deferred tax assets, as realization of such assets is uncertain.

	Year Ended December 31, 2008	Year Ended December 31, 2007
Deferred tax assets:
Net operating loss carryforward	$10,678,283	$10,350,300
Research and development credits	634,274	565,200
Stock compensation	1,221,793	831,700
Accrued liabilities and other	26,085	17,600
Total deferred tax assets	12,560,435	11,764,800
Valuation allowance	(10,589,131)	(9,687,800)
Net deferred tax assets	1,971,304	2,077,000
Deferred tax liabilities:
Acquired intangibles	(81,348)	(89,000)
Fixed assets	(710,326)	-
Patents	(1,179,630)	-
Luma asset acquisition with common stock	-	(1,988,000)
Total deferred tax liabilities	(1,971,304)	(2,077,000)
Net deferred taxes	$-	$-

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pretax income:

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	% of Pretax Income	Amount	% of Pretax Income

Income tax at federal statutory rate	$(1,750,000)	34.0%	$(1,011,000)	34.0%
State tax provision, net of federal tax benefit	(300,000)	5.8	(174,000)	5.8
Nondeductible differences	28,000	(0.5)	22,000	(0.7)
Tax credits	(55,000)	1.0	(23,000)	0.8
Change in valuation allowance	901,000	(17.5)	1,180,000	(39.7)
Expiration of net operating losses	1,056,000	(20.5)	-	-
Other	120,000	(2.3)	6,000	(0.2)
Provision for income taxes	$-	0.0%	$-	0.0%

At December 31, 2008, the Company had Federal net operating loss carry-forwards of approximately $26,496,000 that expire from 2009 through 2028. During 2008, the Company had federal net operating losses of approximately $2,683,000 expire.  In addition, the Company had research and development tax credits of approximately $607,000 that expire from 2012 through 2028. As a result of previous stock transactions, the Company's ability to utilize its net operating loss carryforwards to offset future taxable income and utilize future research and development tax credits is subject to certain limitations under Section 382 and Section 383 of the Internal Revenue Code due to changes in equity ownership of the Company.

  Note 6: Lease Commitment

The Company leases its principal facility from an unrelated third party. The facility consists of approximately 5,080 square feet of office, research and development, manufacturing, quality testing, and warehouse space. The lease provides for monthly rental payments of $5,334 through December 2009. Total commitment under this lease for 2009 is approximately $64,000. For the years ended December 31, 2008 and 2007, rent expense totaled $97,873 and $43,300, respectively.

Note 7: Stock-Based Compensation Plans

The 2001 stock option plan (the “Option Plan”) was amended in 2004. The Option Plan provides for the grant of incentive stock options (“ISOs") to our full-time employees (who may also be Directors) and nonqualified stock options ("NSOs") to non-employee directors, consultants, customers, vendors or providers of significant services and expires on January 30, 2011. The exercise price of any ISO may not be less than the fair market value of the common stock on the date of grant and the term shall not exceed ten years. The amount reserved under the Plan shall equal 15% of the outstanding shares of the Company totaling 10,292,040 at December 31, 2008. At December 31, 2008, the Company had granted 8,150,000 options under the Plan (4,216,667 of which are exercisable), with 2,142,040 available for future issuance.

Options outstanding that have vested and are expected to vest as of December 31, 2008 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (1)
Vested	4,216,667	$0.64	7.29	$-
Expected to vest	3,933,333	$0.53	9.55	-
Total	8,150,000			$-
(1) These amounts represent the difference, if any, between the exercise price and $0.24, the closing market price of the Company’s common stock on December 31, 2008 as quoted on the Over-the-Counter Board under the symbol “SCIE.OB”.

Additional information with respect to stock option activity is as follows:

		Outstanding Options
	Options Available For Grant	Plan Options Outstanding	Weighted Average Exercise Price Per Share		Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (1)
December 31, 2006	3,281,114	2,330,000		$0.42
Options granted	(3,552,000)	3,552,000		$0.89
Options exercised	10,000	(10,000)		$0.15
Options forfeited	77,000	(77,000)		$0.85
Additional options authorized	3,237,828
December 31, 2007	3,053,942	5,795,000		$0.70
Options granted	(3,050,000)	3,050,000		$0.42
Options exercised	20,000	(20,000)		$0.15
Options forfeited	675,000	(675,000)		$0.89
Additional options authorized	1,443,098	-	$
December 31, 2008	2,142,040	8,150,000		$0.58	9.55	$-
Exercisable December 31, 2008		4,216,667		$0.64	7.29	$-

The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $13,000 and $10,700, respectively. At December 31, 2008, total unrecognized estimated employee and director compensation cost related to non-vested stock options granted prior to that date is $1,605,130, which is expected to be recognized over approximately 3 years.

For the fiscal year ended December 31, 2008, the Company granted stock options to purchase 3,050,000 common shares to employees and directors. At the time of grant, those options were estimated to have an aggregate fair value of approximately $1,070,000. For the fiscal year ended December 31, 2007, the Company granted stock options to purchase 2,341,667 common shares to employees and directors. At the time of grant, these options were estimated to have an aggregate fair value of approximately $2,005,000.

Note 8: Undesignated Capital Stock

The Company’s Articles of Incorporation authorize 25,000,000 of undesignated shares of capital stock with undesignated par value. On June 12, 2007, the Company’s Articles of Incorporation were amended to designate 2,250,000 of the Company’s undesignated capital stock as Series A Convertible Preferred Stock with par value of $0.01 per share. On December 31, 2008 there remained 22,750,000 undesignated shares of capital stock. The undesignated stock may be issued in one or more series as determined from time to time by the Board of Directors. Any series authorized for issuance by the Board of Directors may be senior to the common stock with respect to any distribution if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors are granted the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the undesignated stock prior to issuance thereof.

Note 9: Equity Transactions

Fiscal Year Ended December 31, 2008

Common Stock

In December 2008, the Company issued 100,000 restricted common shares to Fusion Capital in payment of expenses related to a proposed financing. The fair value of the shares was determined to be, and the company capitalized an amount of $33,000, based upon the market value of the stock on the date of issuance. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In June 2008, the Company issued 10,000 restricted common shares to a vendor for services. The fair value of the shares was determined to be $7,500, and the company recognized expense in the amount of $7,500, based upon the market value of the stock on the date of issuance.

In May 2008, the Company issued 121,470 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $85,000 in the final closing tranche of the Financing. The Company received net cash proceeds of approximately $68,000 after placement agent commissions and expenses of approximately $17,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In February 2008, the Company issued 615,386 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $430,770. The Company received net cash proceeds of approximately $377,000 after placement agent commissions and expenses of $42,770. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In March 2008, the holder of 2,000,000 shares of Series A Convertible Preferred stock converted his shares into 8,000,000 shares of restricted Common Stock. The Series A Convertible Preferred Stock was converted into Common Stock at a conversion price of $0.125 per share. The Company received no proceeds as a result of the transaction.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Warrants

In December 2008 the holders of 71,250 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 147,981 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In May 2008 the holders of 153,750 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 521,249 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In April 2008 a holder of 25,000 of the Company’s Series A Preferred Warrants effected a cashless exercise of his warrants in exchange for 84,568 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In May 2008, as additional consideration associated with a private placement of Common Stock, the Company issued 73,681 five-year cashless warrants to purchase an equal number of common shares at $0.80 per share to Advanced Equities, Inc., the placement agent associated with the placement. The Company is obligated to reserve 73,681 common shares under these warrants and the shares underlying the warrants are subject to a registration rights agreement. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

In May 2008, 20,000 stock options held by an employee were exercised. The Company received net proceeds of $3,000 as a result of the exercise.

Fiscal Year Ended December 31, 2007

Common Stock

In December 2007, the Company issued 7,142,857 shares of Common Stock to accredited investors at a price of $0.70 per share. The Company received net cash of approximately $4,379,000 after placement agent commissions and expenses of $600,000 and other transaction expenses of approximately $21,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In November 2007, the Company issued 11,200,000 shares of restricted Common Stock to accredited investors in exchange for the assets of LUMA Imaging Corporation. The price paid was based on the fair-value of the underlying assets received, which totaled approximately $5,025,000 or $0.45 per share. This transaction was exempt from registration pursuant to Section 4(2) promulgated under the Securities Act of 1933.

From March through May of 2007, the Company issued 2,270,000 shares of Common Stock at a price of $0.50 per share to accredited investors for $1,135,000 in cash. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

On June 12, 2007, the Company’s Articles of Incorporation were amended to designate 2,250,000 of the Company’s undesignated capital stock as Series A Convertible Preferred Stock (the “Preferred”) with par value $0.01 per share. At issuance, the Preferred is convertible into an equal number of shares of the Company’s common stock based upon an initial conversion price of $.50 per share and carries a liquidation preference of like amount. On December 31, 2007, the Preferred conversion price reset to $0.125 per share based upon the inability of the Company to attain certain revenue levels through that date. In addition, the Preferred has rights which provide for (i) dividend payments senior to those with respect to common shares, (ii) voting rights equal to the number of common shares into which the Preferred is convertible, (iii) automatic conversion in the event either of an underwritten public offering exceeding $30 million in gross proceeds to the Company at an offering price in excess of $2.00 per share or approval of 67% of the Preferred holders and (iv) adjustments to the conversion price in the event of stock dividends, stock splits or other effective stock subdivisions. If the Company declares a dividend or a distribution on any common stock of the Company, the Company shall pay a dividend or make a distribution on all outstanding shares of Preferred in an amount per share equal to the maximum amount paid or set aside for all shares of common stock into which each such share of Preferred could then be converted. On June 15, 2007, the Company sold 2,000,000 shares of its Preferred, to three accredited investors for gross proceeds of $1,000,000 in cash. As additional consideration for the purchase of the Preferred, the Company issued five-year warrants to purchase 250,000 additional shares of Preferred at an initial exercise price of $0.50 per share. The Company is also required to reserve 250,000 shares of Preferred for issuance in relation to the warrants.

The convertible feature of the Preferred and the terms of the warrants provide for a rate of conversion or exercise that was below market value at issuance. Such feature, as it specifically relates to the convertible feature of the Preferred, is characterized as a "Beneficial Conversion Feature" ("BCF"). Pursuant to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" (“EITF 98-5”) and EITF No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments," the estimated relative fair values of the Preferred and the warrants, in approximate amounts of $782,000 and $218,000, respectively, were calculated assuming the most favorable conversion price determinable to the Preferred shareholders. The value of the BCF was determined by the intrinsic value method and the fair value of the warrants was determined by the Black-Scholes option-pricing model at the date of issuance. The warrant fair value was determined assuming a five-year term, stock volatility of 140%, and a risk-free interest rate of 5.10%. The stand-alone fair value of the BCF was determined to be substantially higher than the proceeds received and, accordingly, the value assigned to the BCF was limited to the gross proceeds received from the offering. Per the guidance of EITF 98-5, the value of the BCF and warrants are treated as a deemed dividend to the Preferred shareholders and, due to the potential immediate convertibility of the Preferred stock at issuance, is recorded as an increase to both additional paid-in-capital and deficit accumulated at the time of issuance.

Series A Convertible Preferred Stock Purchase Warrants

In June 2007, the Company issued five-year warrants to accredited investors to purchase 250,000 shares of Series A Preferred at $0.50 per share.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In December 2007, the Company issued 714,285 five-year warrants to purchase Common Stock at $0.80 per share to Advanced Equities, Inc., the Placement Agent associated with the December private equity financing.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

From March through June of 2007, an employee exercised stock options to acquire 10,000 common shares for an aggregate purchase price of $1,500.

Note 10: Related Party Transactions

In June 2007, a director of the Company, Mr. John Pappajohn, coincident with his becoming a director purchased $925,000 of the Company’s Series A Preferred Stock. As an inducement to engage in the Preferred transaction Mr. Pappajohn also received 213,250 warrants to purchase an equal number of Preferred shares at a conversion price of $0.50 per share. Also coincident with becoming a director, Mr. Pappajohn was granted a stock option to purchase 400,000 shares of common stock at an exercise price of $1.10 which, at the time of grant, was determined to have a fair value of approximately $394,000. On December 31, 2007, Mr. Pappajohn invested an additional $383,000 and purchased 547,142 shares of unregistered common stock as a part of the initial closing of the Company’s Regulation D private placement offering. In March 2008, pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock, Mr. Pappajohn and related entities converted Preferred Stock into 8,000,000 shares of restricted common stock.

In November 2007, coincident with the Company’s purchase of the assets of Luma Imaging Corporation for 11,200,000 shares of restricted common stock, the related entities of Euclid SR Partners, LP, Euclid SR Biotechnology Partners LP and Euclid Partners IV, LP (“Euclid”) received 9,968,000 of the restricted common stock shares issued. This stock had an estimated fair value of $4,984,000 at the time of acquisition. On December 31, 2007, Euclid purchased an additional 357,142 shares of common stock for $250,000 as a part of the initial closing of the Company’s Regulation D private placement offering. The Company had no relationship with Euclid Partners, or any of Euclid’s affiliates, prior to the acquisition. The nature of the Company’s relationship arose out of and exists solely as a result of the acquisition and had no effect on our accounting for the transaction.

On November 7, 2008, the Board of Directors approved the grant of 400,000 options to non-employee directors Messrs. Mulford, McWilliams, Pappelbaum and Sievert.  The terms are as follows: 1/3 of the grant will vest after one year and the remaining options will vest an additional 1/3 over each of the next three years.  The options were granted at the closing price of our Common Stock on the date of grant.

Note 11: License Agreement

The Company is the exclusive licensee through the Massachusetts General Hospital of U.S. Patent number 5,843,000 entitled, “Optical Biopsy Forceps and Method of Diagnosing Tissue” and a pending international patent application. This license agreement requires a royalty be paid on sales of the patent on products using claims described within the patent under the license. For the fiscal year ended December 31, 2008, revenues have been generated from sales of products using this patent and royalties in an amount of $670 have been paid.

Note 12: Subsequent Events

Fusion Capital Transaction

On January 30, 2009, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period.  Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 1,094,017 shares of our common stock.  Also, we will issue to Fusion Capital an additional 547,009 shares as a commitment fee pro-rata as we receive the $6.0 million of future funding.  In addition, in December 2008, we issued 100,000 shares to Fusion Capital as an expense reimbursement.

Under the Purchase Agreement and the associated Registration Rights Agreement we are required to register 13,000,000 common shares comprised of: (1) 1,094,017 shares which have already been issued, (2) an additional 547,009 shares which we may issue in the future as a commitment fee pro rata as we receive the $6.0 million of future funding, (3) 100,000 shares we previously issued to Fusion Capital as an expense reimbursement and (4) at least 11,558,974 shares which we may sell to Fusion Capital after a registration statement is declared effective. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 13,300,000 shares to Fusion Capital. As of the date hereof, we do not currently have any plans or intent to sell to Fusion Capital any shares beyond the 13,300,000 shares offered hereby.  However, if we elect to sell more than the 13,300,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective a registration statement. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $25,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital.  The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement and the obligations of both parties are non-transferable.

SPECTRASCIENCE, INC.

SpectraScience, Inc. and Subsidiary
Consolidated Balance Sheets
September 30, 2009 and December 31, 2008

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,315,232	$1,618,181
Accounts Receivable (net)	24,952	23,877
Inventories (net of allowances)	374,581	465,881
Prepaid expenses and other current assets	254,351	85,344
Total current assets	1,969,116	2,193,283
Fixed assets, net	1,710,261	1,876,738
Patents, net	2,978,375	3,165,550
TOTAL ASSETS	$6,657,752	$7,235,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$271,363	$345,762
Accrued liabilities	195,683	88,081
Total current liabilities	467,046	433,843

STOCKHOLDERS’ EQUITY

Series B Convertible Preferred Stock, $.01 par value:
Authorized – 15,000,000; shares issued and outstanding – 8,340,000 shares at September 30, 2009 (no shares at December 31, 2008) $1,668,000 liquidation value plus accumulated and unpaid dividends of $21,811 as of September 30, 2009	83,400	-
Common stock, $.01 par value:
Authorized—160,000,000 shares
Issued and outstanding 70,107,615 shares at September 30, 2009 (68,613,598 shares at December 31, 2008)	701,076	686,136
Additional paid-in capital	20,946,634	17,835,865
Accumulated (deficit)	(15,540,404)	(11,720,273)
TOTAL STOCKHOLDERS’ EQUITY	6,190,706	6,801,728
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,657,752	$7,235,571

Note: The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information required by accounting principles generally accepted in the United States of America for complete financial statements.

See accompanying notes to unaudited condensed financial statements.

SpectraScience, Inc. and Subsidiary
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$1,875	$52,010	$122,266	$60,560
Cost of revenue	638	22,079	81,418	27,130
Gross profit	1,237	29,931	40,848	33,430

Operating expenses:
Research and development	445,888	550,283	1,180,051	1,619,550
General and administrative	565,130	389,159	1,555,441	1,696,865
Sales and marketing	104,479	167,419	288,587	593,254
Total operating expenses	1,115,497	1,106,861	3,024,079	3,909,669
Operating (loss)	(1,114,260)	(1,076,930)	(2,983,231)	(3,876,239)

Other expense (income), net	(725)	(24,021)	21	(113,112)
Net (Loss)	(1,113,537)	(1,052,909)	(2,983,252)	(3,763,127)

Deemed Dividend on Preferred Stock	(544,924)	-	(836,879)	-
Accrued but Unpaid Dividend on Preferred Stock	(21,811)	-	(21,811)	-

Net (loss) applicable to common stockholders	$(1,680,272)	(1,052,909)	$(3,841,942)	$(3,763,127)
Basic and diluted net (loss) per share	$(0.02)	$(0.02)	$(0.06)	$(0.06)
Weighted average common shares outstanding	69,774,282	68,365,617	69,669,059	66,657,026

See accompanying notes to unaudited condensed financial statements.

SpectraScience, Inc. and Subsidiary
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the nine months ended September 30, 2009
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity

Balance, December 31, 2008	-	$-	68,613,598	$686,136	$17,835,865	$(11,720,273)	$6,801,728

Stock based compensation - consultants	-	-	-	-	147,690	-	147,690
Stock based compensation - employees	-	-	-	-	456,397	-	456,397
Exercise of stock options	-	-	400,000	4,000	56,000	-	60,000
Issuance of Common Stock	-	-	1,094,017	10,940	262,563	-	273,503
Sale of Series B Preferred Stock and warrants	8,340,000	-	-	-	1,434,640	-	1,434,640
Deemed Dividend on Preferred Stock	-	83,400	-	-	753,479	(836,879)	-
Net loss	-	-	-	-		(2,983,252)	(2,983,252)
Balance, September 30, 2009	8,340,000	$83,400	70,107,615	$701,076	$20,946,634	$(15,540,404)	$6,190,706

See accompanying notes to unaudited condensed financial statements.

SpectraScience, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES:
Net (loss)	$(2,983,252)	$(3,763,127)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	213,106	209,300
Luma equipment write-down	155,755
Stock-based compensation employees	456,397	731,953
Stock-based compensation consultants	147,690	41,532
Fair market value of stock issued for services	-	7,500
Changes in operating assets and liabilities:
Accounts receivable	(1,075)	(52,498)
Inventory	91,300	(283,182)
Prepaid expenses and other current assets	104,497	(6,887)
Accounts payable	(74,399)	(37,005)
Accrued liabilities	107,602	40,417
Net cash (used in) operating activities	(1,782,379)	(3,111,997)

INVESTING ACTIVITIES:
Purchase of certificate of deposit	-	(1,000,000)
Redemption of certificate of deposit	-	900,000
Purchases of fixed assets	(15,210)	(50,222)
Net cash (used in) investing activities	(15,210)	(150,222)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	445,351
Net proceeds from issuance of preferred stock	1,434,640	-
Proceeds from exercise of stock options	60,000	3,000
Net cash provided by financing activities	1,494,640	448,351
Net increase (decrease) in cash and cash equivalents	(302,949)	(2,813,868)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,618,181	5,188,177

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,315,232	$2,374,309

Supplemental disclosure of non-cash operating and financing activities:
Stock issued at fair value for prepaid stock issuance cost	$273,504	$-

See accompanying notes to unaudited condensed financial statements.

SpectraScience, Inc.
Notes to Unaudited Condensed Financial Statements
September 30, 2009

1. Nature of Business and Basis of Presentation

Description of Business

SpectraScience, Inc. was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. From 1996, the Company primarily focused on developing the WavSTAT ® Optical Biopsy System (“WavSTAT System”). The “Company” refers to SpectraScience, Inc. and its wholly owned subsidiary Luma Imaging Corporation.

The Company has developed and received FDA approval to market a proprietary, minimally invasive technology that optically illuminates tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to physically remove tissue from the body to make such determination. The WavSTAT System operates by using cool, safe laser light to analyze tissue, enabling the physician to make an instant diagnosis during endoscopy and, if warranted, to begin immediate treatment during the same procedure. The WavSTAT is FDA approved for colon cancer detection.

On November 6, 2007, the Company acquired the assets of Luma Imaging Corporation (“LUMA ® ”) and operates LUMA as a wholly owned subsidiary of the Company. LUMA had acquired the assets from a predecessor company that had developed and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the existing WavSTAT technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. LUMA received FDA approval as an adjunct to colposcopy in March 2006.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to S-1 and Regulation S-X as they are prescribed for smaller reporting companies. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the nine-month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. These statements should be read in conjunction with the Company’s audited financial statements and related notes.

Liquidity and Going Concern

The Company has recently begun marketing its products. As of September 30, 2009, the Company had working capital of $1,502,070 and a cash balance of $1,315,232. In addition, for the nine-month period ending September 30, 2009, the Company used ($1,782,379) to fund operating activities.

From May through September 30, 2009, the Company sold 8,340,000 shares of Series B Convertible Preferred Stock to accredited investors at a price of $0.20 per share for an aggregate consideration of $1,668,000. The Company received net cash proceeds of $1,434,640 after the payment of finder’s fees and expenses of $233,360. The Series B Convertible Preferred Stock was sold as a component of a Unit offering described in more detail under the “Shareholders’ Equity” paragraph below.

On January 30, 2009, the Company entered into a Common Stock Purchase Agreement with Fusion Capital Fund II. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period.

SpectraScience expects to incur significant additional operating losses through at least 2010, as we complete clinical trials, begin outcome-based clinical studies and increase sales and marketing efforts to commercialize the WavSTAT systems. If we do not receive sufficient funding, the Company may be unable to continue as a going concern. We may incur unknown expenses or we may not be able to meet our revenue forecast, and one or more of these circumstances would require us to seek additional capital. We may not be able to obtain equity capital or debt funding on terms that are acceptable. Even if the Company receives additional funding, such proceeds may not be sufficient to allow the Company to sustain operations until it attains profitability and positive cash flows from operations.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Revenue recognition

We recognize revenue, net of discounts, from sales of our medical devices and sales of disposable supplies related to our medical devices when items have been shipped, when title transfers, when the selling price is fixed or determinable, and when collection of the resulting receivable is reasonably assured. Terms of sale are generally FOB origin, reflecting that title and risk of loss are assumed by the purchaser at the shipping point.

Consolidation

The accompanying consolidated financial statements include the accounts of SpectraScience, Inc. and its wholly-owned subsidiary Luma Imaging Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Significant estimates made by management include, among others, realization of long-lived assets, assumptions used to value stock options, and assumptions used to value the consideration issued, the assets acquired in the LUMA acquisition and the realization of intangible assets. Actual results could differ from those estimates.

Stock-Based Compensation

All issuances of stock options or other equity instruments employees and to non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options at the end of each period.

For the nine-months ended September 30, 2009 and 2008, stock-based compensation was approximately $604,000 and $773,000, respectively. Stock-based compensation expense of approximately $195,000 and $361,000 was recognized in research and development expenses for the nine months ended September 30, 2009 and 2008, respectively. Stock-based compensation of approximately $439,000 and $370,000 was recognized in general and administrative expenses for the nine months ended September 30, 2009 and 2008, respectively. Stock-based compensation expense of approximately ($30,000) and $42,000 was recognized in sales and marketing expense for the nine months ended September 30, 2009 and 2008, respectively. The benefit recorded in sales and marketing stock option expense was the result of recapturing previously recognized expense as a result of option holder’s terminations. The Company previously adopted the fair value recognition provisions of future accounting standards prospectively for all employee and consultant awards granted, modified, or settled by the Company on August 2, 2004. Accordingly, changes in accounting standards as they relate to stock-based compensation have not had a material impact on the comparability of Company’s financial statements.

As of September 30, 2009, the Company had one stock-based employee compensation plan (the “Option Plan"). The Option Plan provides for the grant of incentive stock options (“ISOs") to full-time employees (who may also be directors) and nonqualified stock options ("NSOs") to non-employee directors, consultants, vendors or providers of services and expires on January 30, 2011. The exercise price of any ISO may not be less than the fair market value of the common stock on the date of grant and the term shall not exceed ten years. The amount reserved under the Option Plan equals 15% of the outstanding shares of the Company, totaling 10,516,142 reserved at September 30, 2009. At September 30, 2009 the Company had outstanding 7,350,000 options under the Option Plan representing approximately 10.48% of the outstanding shares (4,450,000 of which were exercisable), with 3,166,142 available for future issuance. Awards under the Company’s Option Plan generally vest over three years.

The fair value of options granted were estimated at the date of grant using a Black-Scholes option-pricing model which includes several variables including expected life, risk free interest rate, expected stock price volatility, stock option exercise patterns and expected dividend yield. The Company also must estimate forfeitures for employee stock options. These models and assumptions are emerging and may change future expenses by increasing or decreasing stock-based compensation expense. Management used the following weighted average assumptions to value all stock options for the nine months ending September 30, 2009 and 2008:

	2009	2008
Expected life	5 years	5 years
Risk-free interest rate	2.02%	3.64%
Expected volatility	122%	133%
Expected dividend yield	0%	0%

In addition to the above, management estimated the forfeitures on employee options under the Option Plan would have negligible effects because such forfeitures would be a very small percentage. Recent forfeitures are due to layoffs which were not expected to occur at the grant date of these options. Management believes that options granted to remaining employees have been to a group of individuals that have a high desire to see the Company succeed and have aligned themselves to that end.

The expected life used in the calculations were selected by management based on past experience, forward looking profit forecasts and estimates of what the trading price of the Company’s stock might be at different future dates.

The risk-free interest rates are the 5-year U.S. Treasury rate as published at the time of making the calculations.

Volatility is a calculation based on the Company’s historical stock price over approximately, the past 5 years (expected life of stock options). Management computed and tested this volatility calculation for reasonableness and found it to be acceptable based on a number of factors including the Company’s current market capitalization, comparables to other companies in our area of interest, the current development stage of the Company and management’s estimate of the net present value of forward looking profits that has been compiled (for which there is no assurance).

	Options Available For Grant	Plan Options Outstanding	Weighted Average Exercise Price Share	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding December 31, 2008	2,142,040	8,150,000	$0.58	8.38
Options granted	(600,000)	600,000	0.29	10.00
Options exercised	400,000	(400,000)	0.15	-
Additional options available	224,102
Forfeited or expired	1,000,000	(1,000,000)	-	-
Outstanding at September 30, 2009	3,166,142	7,350,000	$0.58	7.80	$-
Exercisable at September 30, 2009		4,450,000	$0.71	6.91	$-

The total intrinsic value of options exercised during the nine months ended September 30, 2009 and 2008 was $160,000 and $13,000, respectively. At September 30, 2009, total unrecognized estimated employee and director compensation cost related to non-vested stock options granted prior to that date is approximately $560,000, which is expected to be recognized over the next two years.

Impairment or Disposal of Long-Lived Intangible Assets

Current accounting standards address financial accounting and reporting for the impairment or disposal of long-lived intangible assets (such as our patents). Accounting standards require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. The Company adopted these accounting standards on August 2, 2004. Management believes no impairment exists at September 30, 2009.

Inventories

Inventories consisted of the following at September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008
Raw materials	$132,172	$205,651
Finished goods	242,409	260,230
Totals	$374,581	$465,881

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period of computation. Diluted earnings (loss) per share is computed similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and only if the additional common shares would be dilutive. Basic and diluted loss per share are the same for the nine months ended September 30, 2009 and 2008, since any additional common stock equivalents would be antidilutive. Potentially dilutive shares of common stock that have been excluded from the calculation of the weighted average number of dilutive common shares for the three and nine months ended September 30, 2009 include outstanding stock options, convertible preferred stock and warrants. As of September 30, 2009, there were 8,340,000 shares of Series B Convertible Preferred Stock, warrants to purchase 5,721,966 shares of Common Stock and 7,350,000 stock options outstanding.

Recent Accounting Pronouncements

In April 2009, accounting standards related to “Interim Disclosures about Fair Value of Financial Instruments” require disclosures about fair value of financial instruments in interim and annual financial statements. These standards are effective for periods ending after June 15, 2009. The Company adopted these standards effective for the quarter ending September 30, 2009. The adoption did not have an impact on the Company’s financial position or results of operations.

In May 2009, more specific accounting standards related to “Subsequent Events” established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company adopted these standards for the quarter ending June 30, 2009.

In June 2009, a new accounting standard related to the codification of all accounting standards was issued. Under the standard, Accounting Standards Codification (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. In the FASB’s view, the issuance of this Statement and the Codification will not change GAAP, except for certain nonpublic nongovernmental entities. The Company does not expect that the adoption of this Statement will have a material impact on the Company’s financial statements.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their estimated fair values due to the short-term maturities of those financial instruments.

3. Stockholders Equity

Common Stock

On January 30, 2009, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period.  Under the terms of the Purchase Agreement, on the date we entered into the agreement, we issued Fusion Capital a commitment fee consisting of 1,094,017 restricted shares of our common stock.

Series B Convertible Preferred Stock and Warrants

On June 22, 2009, the Board of Directors designated 15,000,000 of the Company’s undesignated capital stock as Series B Convertible Preferred Stock (the “Preferred”) with par value of $0.01 per share. The Preferred is convertible into an equal number of shares of the Company’s Common Stock based upon an initial conversion price of $0.20 per share and carries a liquidation preference of like amount plus declared but unpaid cumulative dividends. The Preferred is entitled to receive cumulative dividends in preference to any dividend which may be declared on the Common Stock at the rate of 8% of the original issue price. In addition, the Preferred has rights which provide for (i) dividend payments senior to those with respect to common shares, (ii) voting rights equal to the number of common shares into which the Preferred is convertible and (iii) adjustments to the conversion price in the event of stock dividends, stock splits or other effective stock subdivisions. The Preferred is subject to automatic conversion in the event of (a) an underwritten public offering exceeding $10 million in gross proceeds to the Company or, (b) the approval of 67% of the Preferred holders or (c) in the event that the underlying conversion shares become freely tradable and the average daily trading volume of the underlying stock is not less than 50,000, nor the average closing price of the underlying stock is not less than the conversion price then in effect for 10 consecutive trading days.

From May through September 30, 2009, as a part of a Units offering, the Company sold 8,340,000 shares of its Preferred to accredited investors for an aggregate consideration of $1,668,000. The Company received net cash proceeds of $1,434,640 after the payment of finders’ fees and expenses of $233,360. In addition, the Company issued five-year warrants to purchase 4,170,000 additional shares of Common Stock at an initial exercise price of $0.30 per share and 764,000 agent warrants at an initial exercise price of $0.35 per share. The fair value of the agent warrants as determined using the Black-Scholes Model is approximately $249,000. The convertible feature of the Preferred and the terms of the warrants provide for a rate of conversion or exercise that was below market value at issuance. Such feature, as it specifically relates to the convertible feature of the Preferred, is characterized as a “Beneficial Conversion Feature” (“BCF”). Pursuant to existing accounting standards, the estimated relative fair values of the BCF and the warrants, in approximate amounts of $837,000 and $722,000, respectively, were calculated. The value of the BCF was determined utilizing an intrinsic value method with the fair value of the warrants determined using the Black-Scholes option-pricing model at the date of issuance. The warrant fair values were determined assuming a five-year term, stock volatility of between approximately 124% and 123% and risk-free interest rates of between 1.98% and 2.47%. The stand-alone fair value of the BCF was then determined to be higher than the remaining proceeds received and, accordingly, the value assigned to the BCF was limited to the gross proceeds received from the offering net of the fair value of the warrants. Per the guidance of accounting standards, the value of the BCF is treated as a deemed dividend to the Preferred shareholders and, due to the potential immediate convertibility of the Preferred stock at issuance, this value is recorded as an increase to both additional-paid-in-capital and accumulated deficit at the time of issuance.

4. Subsequent Events

Subsequent events have been evaluated through February 8, 2010.

From September 30, 2009 until the date of this Prospectus, the Company sold 16,660,000 shares of Series B Convertible Preferred Stock including common stock purchase warrants to accredited investors to purchase 8,330,000 shares at $0.30 per share and common stock purchase warrants to purchase 1,666,000 shares at $0.35 per share. The Company received gross proceeds of $3,332,000 from the sale and net proceeds of $2,876,360 after payment of $455,640 in fees. As of the date of this Prospectus, there are no other items to disclose as subsequent events.